EXECUTION COPY

                                MASTER AGREEMENT

                           Dated as of March 27, 2002

                                     Between

                           ALSTOM TRANSPORTATION INC.

                                       and

                                 AAI CORPORATION


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                                TABLE OF CONTENTS

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                                                                          ----

ARTICLE 1     DEFINITIONS....................................................1

      1.1   Definitions......................................................1

ARTICLE 2     THE ASSIGNMENT OF CONTRACTS AND CONVEYANCE OF
              RELATED ASSETS.................................................8

      2.1   Assignment; Conveyance...........................................8
      2.2   Transferred Assets...............................................8
      2.3   Excluded Assets.................................................10
      2.4   Purchase Price..................................................11
      2.5   Adjustment to the Purchase Price................................11
      2.6   Closing.........................................................12
      2.7   Assurances......................................................13
      2.8.  Post Closing Adjustment.........................................13

ARTICLE 3     ASSUMPTION OF LIABILITIES.....................................15

      3.1   Assumed Liabilities under Assigned
            Contracts.......................................................15
      3.2   Accounts Payable................................................16
      3.3   Non-Assumption of Liabilities...................................16

ARTICLE 4     REPRESENTATIONS AND WARRANTIES OF AAI.........................18

      4.1   Incorporation...................................................18
      4.2   Corporate Power, Etc............................................18
      4.3   No Conflict.....................................................18
      4.4   Consents, Etc...................................................19
      4.5   Financial Information...........................................19
      4.6   Absence of Material Change......................................19
      4.7   Transferred Assets..............................................20
      4.8   Assigned Contracts..............................................21
      4.9   Litigation; Compliance with Law.................................22
      4.10  Intellectual Property; Technology;
            Software........................................................23
      4.11  Suppliers.......................................................24
      4.12  No Brokers......................................................24


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ARTICLE 5     REPRESENTATIONS AND WARRANTIES OF ALSTOM......................25

      5.1   Incorporation...................................................25
      5.2   Corporate Power, Etc............................................25
      5.3   No Conflict.....................................................25
      5.4   Consents, Etc...................................................25
      5.5   Absence of Litigation...........................................26
      5.6   No Brokerage....................................................26

ARTICLE 6     COVENANTS.....................................................26

      6.1   Performance of Assigned Contracts and
            Preservation of Inventories.....................................26
      6.2   Filings; Consents...............................................27
      6.3   Access..........................................................28
      6.4   Notification of Certain Matters.................................28
      6.5   Updated Financial Information...................................28
      6.6   Noncompetition..................................................28
      6.7   Non-Solicitation of Employees...................................29
      6.8   Press Releases..................................................29
      6.9.  Performance Bonds...............................................29
      6.10. Conditions Precedent............................................30
      6.11. Delivery of Software, Technology and
            Intellectual Property...........................................30
      6.12. License to CDS..................................................30
      6.13. DBE.............................................................30
      6.14. Liquidated Damages..............................................31

ARTICLE 7     CLOSING CONDITIONS............................................31

      7.1   Conditions to Obligations of AAI................................31
      7.2   Conditions to Obligations of ALSTOM.............................32

ARTICLE 8     INDEMNIFICATION...............................................34

      8.1   Survival........................................................34
      8.2   Indemnification by AAI..........................................34
      8.3   Indemnification by ALSTOM.......................................35
      8.4   Indemnification Procedures......................................35


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                               TABLE OF CONTENTS
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ARTICLE 9     TERM AND TERMINATION..........................................37

      9.1   Term............................................................37
      9.2   Effect of Termination...........................................37

ARTICLE 10    MISCELLANEOUS.................................................37

      10.1  Bulk Sales Laws.................................................37
      10.2  Access to Books and Records.....................................37
      10.3  Binding Effect; Assignment......................................38
      10.4  Expenses........................................................38
      10.5  No Third Party Beneficiaries....................................38
      10.6  Entire Agreement; Waiver or Modification........................38
      10.7  Interpretation..................................................39
      10.8  Notices.........................................................39
      10.9  Governing Law...................................................40
      10.10 Dispute Resolution..............................................40
      10.11 Severability....................................................42
      10.12 Remedies........................................................42
      10.13 No Implied Warranties...........................................42
      10.14 No Presumption..................................................42
      10.15 Execution.......................................................42


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                             SCHEDULES AND EXHIBITS

Schedule 1.1               Major Contracts
Schedule 2.2(a)            Equipment
Schedule 2.2(f)            Signing Inventory Valuation
Schedule 2.2(n)            Other Documents
Schedule 2.4               Tax Allocation
Schedule 4.4               AAI Consents, Etc.
Schedule 4.6               Absence of Material Change
Schedule 4.7(b)            Liens
Schedule 4.7(e) Pt. I      Consignment Inventory
Schedule 4.7(e) Pt. II     Addresses of Facilities and Warehouses
Schedule 4.7(e) Pt. III    Material in Excess of Requirements
Schedule 4.8               Assigned Contracts
Schedule 4.8(a)            Certain Exclusions from Assigned Contracts
Schedule 4.9(a)            Investigations and Reviews
Schedule 4.9(b)            Claims, Actions, Suits and Proceedings
Schedule 4.9(c)            Judgments, Orders, Injunctions and Decrees
Schedule 4.10(b)           AAI Infringement
Schedule 4.10(c)           Third Party Infringement
Schedule 4.11              Supplier Developments
Schedule 5.4               Consents Required to be Obtained by ALSTOM
Schedule 6.9               Performance Bonds

Exhibit A                  Reference Date PFR
Exhibit B                  Signing POH
Exhibit C                  Form of Transitional Services Agreement


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                                                                  EXECUTION COPY

                                MASTER AGREEMENT

            MASTER AGREEMENT, dated as of March 27, 2002, between ALSTOM Transportation Inc., corporation organized under the laws of the State of New York ("ALSTOM"), and AAI Corporation, a Maryland corporation ("AAI").

                                    RECITALS

            WHEREAS, AAI is party to the NJT Contract (as defined below) for the overhaul of certain rail cars and the MMTA Contract (as defined below) for the overhaul of certain subway cars;

            WHEREAS, ALSTOM desires to acquire from AAI, and AAI desires to assign to ALSTOM, all of AAI's right, title and interest in the NJT Contract and the MMTA Contract, as well as certain related subcontracts and purchase orders;

            WHEREAS, in connection therewith, AAI will transfer certain assets and liabilities to ALSTOM;

            WHEREAS, in connection with the transactions outlined herein, ALSTOM and AAI will enter into a transitional services agreement relating to the provision by AAI to ALSTOM of certain transitional services and personnel;

            WHEREAS, ALSTOM and AAI desire to set forth in this Agreement certain of their respective rights and obligations with respect to the assignment of the contracts, the transfer of the assets and liabilities;

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            1.1 Definitions. Without limiting any other terms defined herein, as used in this Agreement the following terms shall have the following respective meanings:

            "AAA" shall have the meaning set forth in Section 10.10 hereof.

            "AAI Indemnified Party" shall have the meaning set forth in Section
8.3 hereof.


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            "Accounting Firm" shall have the meaning set forth in Section 2.8(c)
hereof.

            "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person.

            "Agreement" shall mean this Master Agreement, together with the Schedules and Exhibits attached hereto, as the same may be amended from time to time.

            "ALSTOM Indemnified Party" shall have the meaning set forth in
Section 8.2 hereof.

            "Assets" shall mean all properties, assets, privileges, rights, interests and claims (whether real or personal, tangible or intangible) of every type and description and wherever located and whether or not any of such Assets have any value for accounting purposes or are carried or reflected on or specifically referred to in the books or financial statements of AAI.

            "Assigned Contracts" shall mean (a) the NJT Contract and the MMTA Contract and (b) the other Contracts listed on Schedule 4.8 hereto, which relate primarily to or are used primarily in connection with the performance of the NJT Contract or the MMTA Contract, and (c) all other Contracts to which AAI is a party or by which it is bound relating primarily to or used primarily in connection with the Transferred Assets or by which any of the Transferred Assets are bound or benefited, except for (x) any letter of intent, whether or not such letter of intent is listed on Schedule 4.8 hereto (including any outstanding letter of intent concerning any Disadvantaged Business Enterprise or Minority Business Enterprise, as such terms are defined in the NJT Contract or the MMTA Contract, as applicable) and (y) any Contract listed on Schedule 4.8 (a) hereto
..

            "Assumed Liabilities" shall mean, collectively, the liabilities and obligations assumed by ALSTOM pursuant to Sections 3.1 and 3.2 hereof.

            "Business Day" means any day other than a day on which commercial banks in the United States of America are required or authorized by applicable law to be closed.

            "Closing" shall have the meaning set forth in Section 2.6 hereof.

            "Closing Date" shall have the meaning set forth in Section 2.6 hereof.


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            "Closing PFR" shall mean the Project Fiscal Report of AAI to be delivered by AAI to ALSTOM at the Closing, which shall be certified by the Chief Financial Officer of AAI to be in compliance with the provisions of Section 6.5 hereof and which shall be as of a date within 10 days of the Closing Date.

            "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

            "Confidentiality Agreement" shall mean that certain confidentiality agreement dated as of February 16, 2001 between ALSTOM and Parent.

            "Contracts" shall mean all indentures, leases, instruments, contracts, commitments, licenses, guarantees, purchase orders, subcontracts, arrangements and agreements of every type and description.

            "Environment" shall mean surface waters, ground water, land-surface, subsurface strata, air, and plant ,animal and human life.

            "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies) arising at or prior to the Closing Date from or under any Environmental Law.

            "Environmental Law" means any federal, state, local (including common law), statute, code, ordinance, rule, regulation or other requirement relating to pollution or protection of the environment or natural resources, or public or employee health and safety or exposure to Hazardous Material and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss. 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss. 6901 et seq., the Clean Water Act 33 U.S.C.ss. 1251 et seq., the Clean Air Act ,33 U.S.C.ss. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss. 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C.ss. 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

            "Equipment" shall have the meaning set forth in Section 2.2(a) hereof.


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            "Excluded Assets" shall have the meaning set forth in Section 2.3 hereof.

            "Facilities" shall mean all facilities of AAI whether or not used with respect to the Assigned Contracts or the Transferred Assets.

            "Final Closing PFR" shall have the meaning set forth in Section 2.8(b) hereof.

            "Final Post Closing PFR" shall have the meaning set forth in Section 2.8(b) hereof.

            "Fleet Agreement" shall mean that certain Loan and Security Agreement dated as of June 28, 2001 among Fleet Capital Corporation, Parent, AAI and certain other subsidiaries of Parent.

            "GAAP" means generally accepted accounting principles in the United States.

            "Governmental Entity" shall mean any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing, arbitration panel, commission or similar dispute resolving panel or body.

            "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Entity including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

            "Indemnified Party" shall have the meaning set forth in Section 8.4(a).

            "Indemnifying Party" shall have the meaning set forth in Section 8.4(b).

            "Intellectual Property" shall mean all patents, patent rights, inventor certificates, trademarks, service marks, trade names (including corporate, assumed and fictitious business names and the logos associated therewith), trade dress, copyrights, applications and registrations for the foregoing.

            "Inventories" shall have the meaning set forth in Section 2.2(f) hereof.


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            "Legal Requirements" shall mean all laws, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, injunctions, rulings, orders and other requirements of all Governmental Entities.

            "Lien" shall mean any lien, security interest, pledge, mortgage, claim, restriction, reservation, encumbrance, charge, option, restraint on transfer, any title defect of any nature whatsoever or any voting or other similar restriction under any agreement or any similar lien or encumbrance.

            "Losses" shall mean all losses, liabilities, damages and claims, and all reasonable costs and expenses related thereto (including any and all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

            "Major Contracts" shall mean all of the Assigned Contracts listed on
Schedule 1.1 hereto.

            "Material Adverse Effect" shall mean a circumstance, change or effect (or series of related circumstances, changes or effects) which has or is reasonably likely to result in a material adverse change in or have a material adverse effect upon the performance, obligations or liabilities under any Assigned Contracts, on the Transferred Assets, the revenues or cash flows to be obtained under the Assigned Contracts, or the rights or obligations of any party under the Assigned Contracts (other than any such changes or effects resulting from or reasonably likely to result from, or related to, the transfer of the performance of the Assigned Contracts out of the Facilities).

            "MMTA" shall mean the Maryland Mass Transit Authority.

            "MMTA Contract" shall mean the Maryland Mass Transit Authority contract dated April 14, 2000 for the overhaul of 100 subway cars, including all change orders thereto.

            "NJT" shall mean the New Jersey Transit Authority.

            "NJT Contract" shall mean the New Jersey Transit contract dated February 1, 1999 for the overhaul and refurbishment of 116 COMETS II locomotive hauled commuter cars, including all change orders thereto.

            "Non-Assumed Liabilities" shall have the meaning set forth in
Section 3.3 hereof.

            "Notice of Disagreement" shall have the meaning set forth in Section 2.8(b) hereof.


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            "Option" shall mean Change Order 5 and Change Order 6 to the NJT
Contract.

            "Owned Intellectual Property" shall mean all Intellectual Property owned by AAI as of the Closing Date and employed by AAI primarily in connection with the performance of the Assigned Contracts.

            "Owned Software" shall mean all Software owned by AAI as of the Closing Date and employed by AAI primarily in connection with the performance of the Assigned Contracts.

            "Owned Technology" shall mean all Technology owned by AAI as of the Closing Date and employed by AAI primarily in connection with the performance of the Assigned Contracts.

            "Parent" shall mean United Industrial Corporation, the parent company of AAI.

            "Permits" shall mean licenses, certificates, authorizations, consents, orders, permits, approvals or other actions of, or any filings, registrations or qualifications with, any Governmental Entity used or held for use in connection with the performance of the Assigned Contracts.

            "Permitted Liens" shall mean statutory liens for Taxes and other charges or costs not yet due and payable and Liens imposed in the ordinary course of business, in each case that do not materially adversely affect the full use, occupancy, operation or enjoyment of the asset subject thereto.

            "Person" means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust or other entity of a similar nature.

            "Post-Closing Adjustment Date" shall mean (a) the first Business Day following the 30th day after the day on which AAI is able to produce and deliver to ALSTOM the Post-Closing PFR (which date of delivery shall in no event be later than the 10th day after the Closing Date), or, (b) if a Notice of Disagreement is timely delivered within the 30-day period specified in Section 2.8(b), the day after the date on which all disputes under Section 2.8 hereof are finally determined.

            "Post-Closing PFR" shall mean the Project Fiscal Report of AAI as of the Closing Date to be delivered by AAI to ALSTOM as provided in Section 6.5 hereof, which shall be certified by the Chief Financial Officer of AAI to be in accordance with the provisions of Section 6.5 hereof.


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            "Purchase Price" shall have the meaning set forth in Section 2.4(a)
hereof.

            "Receivables" shall have the meaning set forth in Section 2.2(g) hereof.

            "Reference Date" shall mean February 24, 2002.

            "Reference Date PFR" shall mean the Project Fiscal Report of AAI attached hereto as Exhibit A.

            "Required Consents" shall mean any consents, authorizations, approvals and waivers of any Third Party or Governmental Entity required to be obtained for the consummation of the transactions contemplated by this Agreement, all of which are set forth on Schedules 4.4 or 5.4 hereto.

            "Rules" shall have the meaning set forth in Section 10.10 hereof.

            "Signing Inventory Valuation" shall mean the list of Inventories, together with the valuation thereof, as of March 26, 2002 delivered to ALSTOM by AAI.

            "Signing POH" shall mean the Purchase Order History of AAI attached hereto as Exhibit B, dated as of March 26, 2002.

            "Software" shall mean all computer software embodied in any form (including source code, object code, job control language and other ancillary programs and instructions); magnetic tape, disks and other media containing copies thereof; related manuals, documentation, flow charts and other data processing materials.

            "Tax" shall means any federal, state, local, or foreign income, withholding, provincial, capital, goods and services, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, water, business, sales, use, transfer, registration, value added, alternative or add on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

            "Technology" shall mean all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how in any physical form or media.


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            "Third Party" shall mean any Person other than ALSTOM or any
Affiliate of ALSTOM or AAI or any Affiliate of AAI.

            "Third Party Intellectual Property" shall mean all Intellectual Property that is employed primarily in connection with the performance of the Assigned Contracts and is licensed to AAI by a Third Party.

            "Third Party Software" shall mean all Software that is employed primarily in connection with the performance of the Assigned Contracts and is licensed to AAI by a Third Party.

            "Third Party Technology" shall mean all Technology that is employed primarily in connection with the performance of the Assigned Contracts and is licensed to AAI by a Third Party.

            "Transferred Assets" shall have the meaning set forth in Section 2.2 hereof.

            "Transitional Services Agreement" shall mean the agreement dated as of the Closing Date, relating to the transitional services to be provided in connection with the transactions contemplated hereunder, in the form attached hereto as Exhibit C.

                                    ARTICLE 2

          THE ASSIGNMENT OF CONTRACTS AND CONVEYANCE OF RELATED ASSETS

            2.1 Assignment; Conveyance. Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date:

            (a) AAI shall convey, grant, transfer, set over, assign and deliver to ALSTOM all of AAI's right, title and interest in and to (1) the NJT Contract,
(2) the MMTA Contract and (3) all other Assigned Contracts free and clear of any Liens (except for Permitted Liens); and ALSTOM shall acquire from AAI all of AAI's right, title and interest in and to such NJT Contract, MMTA Contract and other Assigned Contracts.

            (b) AAI shall convey, grant, transfer, set over, assign and deliver to ALSTOM all of AAI's right, title and interest in and to the Transferred Assets free and clear of any Liens (except for Permitted Liens), and ALSTOM shall acquire from AAI all of AAI's right, title and interest in and to such Transferred Assets.

            2.2 Transferred Assets. The "Transferred Assets" shall mean all of the following personal property Assets (other than Excluded Assets) owned, used or held for use by AAI (except as otherwise provided below) primarily in


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connection with the performance of the Assigned Contracts, wherever such Assets are located and whether such Assets are tangible or intangible, including without limitation all of the following Assets to the extent they are primarily related to, or required, developed, manufactured or purchased in the performance of, the Assigned Contracts:

            (a) all special tools, dies, fixtures and spare parts owned, used or held for use by AAI primarily in connection with the Assigned Contracts, or that were charged (or should have been charged) as a cost under an Assigned Contract per GAAP, including without limitation, the tangible assets and properties described on Schedule 2.2(a) (the "Equipment");

            (b) the rights described in Sections 4.10(a) and 6.12 hereof;

            (c) [Reserved.]

            (d) [Reserved.]

            (e) [Reserved.]

            (f) all inventories, including finished goods, work-in-progress, raw materials, parts, accessories, packaging, manufacturing, administrative and other supplies on hand, goods held for sale or lease or to be furnished under Assigned Contracts and other inventories owned, used or held for use by AAI primarily in connection with the Assigned Contracts (the "Inventories"), including, without limitation, all the Inventories listed on the Signing Inventory Valuation, attached hereto as Schedule 2.2(f), except for those used or transferred in the course of performing the Assigned Contracts after the Reference Date;

            (g) all billed and unbilled accounts receivable and all notes receivable of the Assigned Contracts (other than intercompany receivables between AAI and Parent or any subsidiary or Affiliate of Parent) and all rights to bill for work or serviced performed for any period prior to the Closing (the "Receivables");

            (h) all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits owned, used or held for use by AAI in connection with the performance of the Assigned Contracts;

            (i) [Reserved.]

            (j) to the extent assignable, all rights pursuant to any express or implied warranties, indemnities, representations or guarantees made by


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suppliers furnishing goods or services to the extent furnished with respect to the Assigned Contracts;

            (k) rights to and under insurance claims made by AAI in respect of the Assigned Contracts prior to the Closing, or the proceeds therefrom;

            (l) all documents, books and records relating to the performance of the Assigned Contracts and the ownership, use or possession of the Transferred Assets at the Closing Date that are necessary or useful to the continued performance of the Assigned Contracts or the ownership, use or possession of the Transferred Assets after the Closing Date, including without limitation copies of lists of customers and suppliers; records with respect to production, engineering, product development, costs, Inventories, Equipment; drawings; advertising matter, catalogues, correspondence, mailing lists, photographs, sales materials and records; purchasing materials and records; manufacturing and quality control records and procedures; research and development files, records, data and laboratory books; media materials and plates; sales order files; plans, specifications, surveys; information or documentation related to manuals and training, in each case, whether in hard copy or magnetic format;

            (m) all causes of action or claims of AAI against third parties relating to the Assigned Contracts and/or the Transferred Assets, whether known or unknown, existing as of the Closing Date (but not including the Receivables); and

            (n) for the convenience of the parties, notwithstanding any other provision of this Agreement to the contrary, it is agreed that, to the extent that the items set forth on Schedule 2.2(n) exist, and only in the forms or formats in which each might exist, such scheduled items are also Transferred Assets.

            2.3 Excluded Assets. The following Assets (the "Excluded Assets") are not included in the Transferred Assets, and AAI shall not convey, or cause the conveyance, to ALSTOM, and ALSTOM shall not acquire from AAI, any rights in the following:

            (a) all prepaid Taxes and Taxes withheld by AAI as an employer or vendor, which AAI is obligated to pay;

            (b) all Assets of AAI that do not relate to the Assigned Contracts or Transferred Assets;

            (c) all right, title and interest of AAI in the Facilities;


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            (d) all Contracts or other obligations of AAI to or relating to any employees;

            (e) all Permits;

            (f) [Reserved.]

            (g) all machinery and equipment, except to the extent that such machinery and equipment is included as a Transferred Asset under Section 2.2(a) above;

            (h) all furniture;

            (i) all fixtures other than those listed on Schedule 2.2(a);

            (j) all personal computers and all software residing thereon (other than the rights relating to Owned and Third Party Software described in Section 4.10(a)); and

            (k) all intercompany receivables between AAI and Parent or any subsidiary or Affiliate of Parent.

            2.4 Purchase Price.

            (a) Subject to the adjustments set forth in Sections 2.5 and 2.8, the purchase price payable by ALSTOM for the Assigned Contracts and Transferred Assets (such purchase price, as it may be adjusted pursuant to Sections 2.5 and 2.8 below, the "Purchase Price") shall be in an amount equal to US twenty-one million four hundred thousand dollars ($21,400,000).

            (b) ALSTOM and AAI shall agree to any allocation of the consideration for tax purposes, which shall be in accordance with Section 1060 of the Code and the allocation schedule to be attached hereto promptly after the date hereof as Schedule 2.4. ALSTOM and AAI and their respective Affiliates shall file their respective income tax returns and all forms required by Section 1060 of the Code or any similar provision of state or local law in accordance and consistent with such allocation.

            (c) The Purchase Price shall be delivered at the Closing in cash via wire transfer of immediately available funds to an account designated by AAI no later than two days prior to Closing.

            2.5 Adjustment to the Purchase Price. The Purchase Price shall be subject to adjustment at the Closing as specified in this Section 2.5:


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                  (i) the Purchase Price shall be decreased by the amount of any cash received by AAI after the Reference Date, and prior to the Closing Date from NJT or MMTA under the NJT Contract or the MMTA Contract; and

                  (ii) the Purchase Price shall be increased by an amount equal to the difference between the "Contract Total" as set forth on the Closing PFR and the "Contract Total" as set forth on the Reference Date PFR.

            2.6 Closing. The closing (the "Closing") of the transactions contemplated hereby shall take place at a location and on a date agreed to by ALSTOM and AAI, but in any event not later than five (5) Business Days following the later of the date of (a) satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 7, or (b) on such other date as the parties shall agree upon in writing. The date on which the Closing occurs is referred to hereinafter as the "Closing Date." At the Closing the following actions shall be taken:

            (a) AAI shall deliver to ALSTOM:

                  (i) bills of sale and instruments of assignment, in forms
            reasonably satisfactory to ALSTOM and AAI, to effectuate the transfer to ALSTOM of the Transferred Assets and the Assigned Contracts in accordance herewith, duly executed by AAI;

                  (ii) the Required Consents;

                  (iii) U.C.C. termination statements in recordable form and other appropriate releases, in form and substance reasonably satisfactory to ALSTOM, with respect to all recorded Liens on the Transferred Assets or the Assigned Contracts (other than Permitted Liens);

                  (iv) the certificates and other documents required to be
            delivered by AAI pursuant to Section 7.2 hereof;

                  (v) all such other documents (including affidavits of title)
            and instruments of conveyance as shall be reasonably necessary to transfer to ALSTOM the Transferred Assets or the Assigned Contracts in accordance herewith and, where necessary or appropriate, in recordable form;

                  (vi) an executed counterpart of the Transitional Services
            Agreement;


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                  (vii) a receipt for the Purchase Price;

                  (viii) the Closing PFR, certified by the Chief Financial
            Officer of AAI to be in compliance with the provisions of Section
            6.5 hereof; and

                  (ix) possession of the Transferred Assets and assignment of the Assigned Contracts.

            (b) ALSTOM shall deliver to AAI:

                  (i) the certificates and other documents required to be
            delivered by ALSTOM pursuant to Section 7.1 hereof;

                  (ii) an executed counterpart of the Transitional Services
            Agreement; and

                  (iii) the Purchase Price.

            (c) AAI, on the one hand, and ALSTOM, on the other hand, shall enter into Assignment and Assumption Agreements, in form and substance reasonably satisfactory to ALSTOM, with respect to the Assumed Liabilities.

            2.7 Assurances. After the Closing Date, at ALSTOM's cost, AAI shall perform, or cause to be performed, all such other action and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such assignments, transfers, consents and other documents as ALSTOM or its counsel may reasonably request to vest in ALSTOM, and protect ALSTOM's right, title and interest in, and enjoyment of, the Assigned Contracts and the Transferred Assets. Without limiting the generality of the foregoing, AAI shall use its commercially reasonable efforts to achieve the transfer of all Permits and the receipt of any Required Consents, and shall consult with ALSTOM with respect to all communications seeking such transfers or Required Consents (as the case may be). ALSTOM shall similarly perform, or cause to be performed, all such other action and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such other documents as AAI or its counsel may reasonably request to perfect and protect AAI's rights under this Agreement.

            2.8. Post Closing Adjustment. (a) On the Post-Closing Adjustment
Date,

                  (i) If a Notice of Disagreement (as defined below) is not
            timely delivered, then either


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                  (x) if the "Contract Total" as set forth on the Post-Closing
            PFR is greater than the "Contract Total" as set forth on the Closing PFR, then ALSTOM shall pay to AAI an amount equal to the difference between the "Contract Total" as set forth on the Post-Closing PFR and the "Contract Total" as set forth on the Closing PFR, or

                  (y) if the "Contract Total" as set forth on the Closing PFR is greater than the "Contract Total" as set forth on the Post-Closing PFR, then AAI shall pay to ALSTOM an amount equal to the difference between the "Contract Total" as set forth on the Closing PFR and the "Contract Total" as set forth on the Post-Closing PFR.

                  (ii) If a Notice of Disagreement is timely delivered, then

                  (x) either (A) if the "Contract Total" as set forth on the
            Final Closing PFR is greater than the "Contract Total" as set forth on the Closing PFR, then ALSTOM shall pay to AAI an amount equal to such difference, or (B) if the "Contract Total" as set forth on the Final Closing PFR is less than the "Contract Total" as set forth on the Closing PFR, then AAI shall pay to ALSTOM an amount equal such difference; and

                  (y) either (A) if the "Contract Total" as set forth on the
            Final Post-Closing PFR is greater than the "Contract Total" as set forth on the Final Closing PFR, then ALSTOM shall pay to AAI an amount equal to such difference, or (B) if the "Contract Total" as set forth on the Final Post-Closing PFR is less than the "Contract Total" as set forth on the Final Closing PFR, then AAI shall pay to ALSTOM an amount equal such difference.

            (b) During the 30-day period following ALSTOM's receipt of the Post-Closing PFR, ALSTOM and its designated independent auditors, shall be permitted to review (i) the working papers of AAI and, if relevant, its independent accountants relating to the preparation of the Closing PFR and the Post-Closing PFR and (ii) any books and records of AAI and other supporting documentation relating to the preparation of the Closing PFR and the Post-Closing PFR. The Closing PFR and the Post-Closing PFR shall become final and binding upon the parties on the thirtieth day following delivery of the Post-Closing PFR, unless ALSTOM gives written notice of disagreement with the Closing PFR or the Post-Closing PFR (the "Notice of Disagreement") to AAI prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement asserted. If a Notice of Disagreement complying with the preceding sentence is received by AAI in a timely manner, then the Closing PFR and the Post-Closing PFR (as revised in accordance with clause (i) or (ii) below)


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shall become final and binding upon the parties (the "Final Closing PFR" and the
"Final Post-Closing PFR", respectively) on the earlier of (i) the date AAI and ALSTOM resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

            (c) During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, AAI and ALSTOM shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period AAI and its independent auditors (if any) shall be permitted to review
(i) the working papers of ALSTOM and, if relevant, ALSTOM's designated independent auditors (if any) relating to the preparation of the Notice of Disagreement and (ii) any other supporting documentation relating to the preparation of the Notice of Disagreement. If, at the end of such 30-day period, the differences specified in the Notice of Disagreement are not resolved, AAI and ALSTOM shall submit to an independent accounting firm (the "Accounting Firm") for resolution of all matters which remain in dispute. The Accounting Firm shall be a mutually acceptable independent public accounting firm agreed upon by the parties. AAI and ALSTOM shall request that the Accounting Firm to render a decision within thirty days of the submission of such matters to the Accounting Firm. AAI and ALSTOM agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any dispute resolution procedure (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.8 shall be equitably borne as determined by the Accounting Firm in its sole discretion. AAI shall bear its own expenses in connection with the issuance of the Closing PFR and the Post-Closing PFR, and ALSTOM shall bear its own expenses in connection with its review of the Closing PFR and the Post-Closing PFR.

                                    ARTICLE 3

                            ASSUMPTION OF LIABILITIES

            3.1 Assumed Liabilities under Assigned Contracts. Except as set forth in Section 3.3 hereof, ALSTOM shall assume as of the Closing Date (i) all obligations of AAI to be performed after the Closing Date under the Assigned Contracts, (ii) all of the product warranty claims (including but not limited to fleet defects and design defects) and product liability claims relating to the NJT Contract or the MMTA Contract, whether relating to the period prior to the Closing Date or after the Closing Date, and (iii) the obligation to pay any


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liquidated damages that may be assessed under the NJT Contract or the MMTA
Contract after the Closing Date.

            3.2 Accounts Payable. ALSTOM shall assume as of the Closing Date all accounts payable of AAI relating solely to the Assigned Contracts and incurred prior to the Closing Date in the ordinary course of performance of such Contracts, but only if delivery for such payable has not occurred prior to the Closing Date.

            3.3 Non-Assumption of Liabilities.

            (a) Notwithstanding Sections 3.1 and 3.2 hereof, ALSTOM shall not assume (i) any liability under or with respect to any Assigned Contract for any obligation required by the terms thereof to be discharged prior to the Closing Date, (ii) any liability under any Assigned Contract incurred by AAI in violation of the provisions of this Agreement or (iii) any liability arising out of a breach or default by AAI at or prior to the Closing Date (including any liability arising out of any event occurring at or prior to the Closing Date that with the lapse of time or the giving of notice, or both, would become a breach or default) under any Assigned Contract (except as set forth in Section 3.1). In addition, to the extent that a Required Consent has not been obtained as of the Closing Date with respect to any Assigned Contract, such Assigned Contract shall not be deemed transferred to or assumed by ALSTOM hereunder, unless and until such Required Consent is obtained.

            (b) ALSTOM shall not assume, undertake, accept, be bound by or otherwise be responsible for any duties, responsibilities, claims, debts, obligations or liabilities of AAI of any kind or nature whatsoever (whether known, unknown, contingent or otherwise) other than the Assumed Liabilities (all such duties, responsibilities, claims, debts, obligations and liabilities being referred to herein as the "Non-Assumed Liabilities"). Without limiting the generality of the foregoing, it is understood that ALSTOM shall not assume, undertake, accept, be bound by or otherwise be responsible for, and AAI shall retain, any duties, responsibilities, claims, debts, obligations or liabilities of AAI (including, without limitation, any that exist at the Closing Date or that may arise in the future with respect to matters occurring at or prior to the Closing Date):

                  (i) which arise under any Legal Requirements (including,
            without limitation, those relating to antitrust, civil rights, health, safety, labor, discrimination and the Environment) relating to the Assigned Contracts and the Transferred Assets with respect to any condition existing or event occurring prior to the Closing Date;

                  (ii) except as otherwise expressly set forth herein, which arise out of or relate to the performance of the Assigned


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            Contracts prior to the Closing Date, including, without limitation, any Losses arising out of or in connection with any claims for personal injuries, property damages or consequential damages (whether or not pending, threatened or asserted before or after the Closing Date) relating to services provided, products sold or manufactured or condition or operation of plant or premises;

                  (iii) to employees or former employees of AAI, or any of their beneficiaries, heirs or assignees, including (x) any pension, accrued vacation or other liabilities or benefits, and (y) any arising by virtue of any collective bargaining relationship or agreement or pursuant to the National Labor Relations Act or any other labor relations law;

                  (iv) that arises out of or relates to the employment or
            termination of employment of any employees, agents or independent contractors by AAI;

                  (v) to the Pension Benefit Guaranty Corporation, Internal
            Revenue Service, Department of Labor, Immigration and Naturalization Service or any similar domestic or foreign organization, or to a multi-employer plan, whether arising out of the employment by AAI of any employees or former employees, the transactions contemplated by this Agreement, or otherwise;

                  (vi) with respect to any Tax of AAI imposed upon or owed by
            AAI or any of its Affiliates, arising from the ownership, performance, use, or operation of the Assigned Contracts or Transferred Assets at or prior to the Closing Date, or arising from transactions contemplated by this Agreement (except as provided in Section 10.4), including any such Tax which may be asserted against ALSTOM as a successor or transferee or which could attach to the Transferred Assets or Assigned Contracts;

                  (vii) which arise under any Contract of AAI other than those expressly assumed under Assigned Contracts;

                  (viii) which relate to the business or Assets of AAI other than those included in the Assigned Contracts and the Transferred Assets;

                  (ix) which arise out of or relate to the activities (before or after the Closing Date) of (i) any business of AAI (other than those relating to the Assigned Contracts) which occupies or utilizes space at a site or Facility where the Assigned Contracts are


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            being performed or (ii) any other business of AAI with which ALSTOM may share Assets, facilities or services at any time after the Closing Date;

                  (x) which relate to any Environmental Costs and Liabilities of
            AAI including, without limitation, any claim that relates to or arises in connection with the Assigned Contracts or the Transferred Assets (including, but not limited to facilities used for the off-site disposal of waste), if the Environmental claim is based on any act or omission of AAI, or relate to any condition existing on or prior to the Closing Date; or

                  (xi) for any accounts payable of AAI for which delivery has occurred prior to the Closing Date.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF AAI

            AAI represents and warrants to ALSTOM as follows:

            4.1 Incorporation. AAI was incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland, with the corporate power to own or lease and operate its properties and to carry on its businesses as now being conducted.

            4.2 Corporate Power, Etc. AAI has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been, and as of the Closing will have been, duly authorized by all necessary corporate action. This Agreement has been, and as of the Closing will have been, duly executed and delivered by AAI. This Agreement constitutes, and as of the Closing will constitute, the valid and binding agreements of AAI, enforceable against AAI in accordance with its terms, except that (i) such enforceability may be limited by applicable Bankruptcy Laws or similar laws affecting the enforcement of creditors' rights generally and (ii) no representation or warranty is made as to the availability of any equitable remedy in connection with the enforcement of any term hereof or thereof.

            4.3 No Conflict. The execution, delivery and performance by AAI of this Agreement do not, and will not, (i) conflict with or contravene the certificate of incorporation, by-laws or similar constitutive documents of AAI;
(ii) conflict with, result in a breach of or entitle any party to terminate or call a default with respect to, any material agreement or instrument to which AAI is a


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party or by which AAI or any of its properties or assets are bound (subject to obtaining the Required Consents); or (iii) conflict with or contravene any order, arbitration award, judgment, injunction or decree against, or binding upon, any of AAI or upon its properties or assets.

            4.4 Consents, Etc. Except as disclosed on Schedule 4.4 hereto, no consent, license, permit, approval, order or authorization of, or registration, declaration, qualification or filing with (except for those which have been made or obtained) any Governmental Entity or any Person will be required to be obtained or made in connection with the execution, delivery or performance by AAI of this Agreement.

            4.5 Financial Information. AAI has delivered to ALSTOM copies of:

                  (i) the Reference Date PFR; and

                  (ii) the Signing POH.

The Reference Date PFR and the Signing POH are accurate, complete and correct in all material respects, were derived on a reasonable basis from AAI's books and records (which books and records are maintained in accordance with GAAP) and have been prepared in accordance with AAI's books and records and past practices, applied on a consistent basis.

            4.6 Absence of Material Change. Since the Reference Date, except as set forth on Schedule 4.6 hereto:

            (a) there has not been, occurred or arisen (i) any action by AAI which is inconsistent with the representations and agreements of AAI set forth herein or (ii) any acquisition or disposition by AAI through the date hereof of any right, title or interest in or to any Transferred Assets in any one transaction or related series of transactions having a value of $50,000 or more;

            (b) there has not been, occurred or arisen any damage, destruction or like casualty loss to any Transferred Asset that, if such damage, destruction or like casualty loss is insured, would, individually or in the aggregate, have a Material Adverse Effect or, if such damage, destruction or like casualty loss is not insured, would exceed, individually or in the aggregate, $100,000;

            (c) AAI has not written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any Transferred Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;


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            (d) AAI has not issued any sales orders or purchase orders with respect to the Assigned Contracts or the Transferred Assets other than in the ordinary course of business consistent with past practice;

            (e) AAI has not made any material changes in the customary methods of performance of the Assigned Contracts, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

            (f) AAI has not (i) disclosed any material secret or confidential Owned Intellectual Property or Third Party Intellectual Property (except by way of issuance of a patent) other than in the ordinary course of business consistent with past practice or (ii) permitted to lapse or go abandoned any Owned Intellectual Property or Third Party Intellectual Property or Permits (or any registration or grant thereof or any application relating thereto) to which, or under which, AAI has any right, title, interest or license;

            (g) AAI has not amended, modified or consented to the termination of any Major Contract or AAI's rights thereunder (other than in connection with the Option); or

            (h) there has not been, occurred or arisen any authorization, approval, agreement or other commitment to do any of the foregoing.

            4.7 Transferred Assets.

            (a) Completeness. The Transferred Assets (including any Assets held or used pursuant to any Contract included in the Transferred Assets) constitute all the Assets owned, used or held for use by AAI in connection with, or otherwise related to the performance of the Assigned Contracts (other than the Excluded Assets).

            (b) Title. As of the date of this Agreement, AAI has, and, at the Closing, AAI will have and will convey to ALSTOM, good and valid title to all of the Transferred Assets free and clear of any Liens other than Permitted Liens, except for those Liens set forth on Schedule 4.7(b) hereto, which shall be released as part of the Required Consents.

            (c) Equipment. All Equipment is in all material respects in good working order and has been maintained in accordance with AAI's standard practices and procedures, normal wear and tear excepted.

            (d) Receivables. All Receivables arose from, and the Receivables existing on the Closing Date will have arisen from, the performance of the NJT Contract and the MMTA Contract and the amounts thereof were


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properly reflected on the Reference Date PFR and will be properly reflected on
AAI's books and records in accordance with GAAP and consistent with past practice.

            (e) Inventories.

                  (i) Subject to amounts reserved therefor on the Signing
            Inventory Valuation, the values at which all Inventories are carried on the Signing Inventory Valuation reflect the historical inventory valuation policy of AAI of stating such Inventories at the lower of cost (determined on the average cost method) or market value. Except as set forth on Schedule 4.7(e) Part I, the Inventories do not consist of any items held on consignment. AAI is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of the business consistent with past practice. Schedule 4.7(e) Part II contains a complete list of the addresses of all Facilities or other warehouses and facilities in which the Inventories are located.

                  (ii) The Inventories are in good condition in all material respects are suitable and usable in the performance of the Assigned Contracts.

                  (iii) The material listed on Schedule 4.7(e) Part III hereto is material that has been procured in excess of the production requirements under the Assigned Contracts and, as of the Closing Date, will not have been used to meet any production requirements under the Assigned Contracts, and to the extent used to meet any warranty requirements under the Assigned Contracts will be replaced.

            (f) Taxes. There are no and, by reason of the consummation of the transactions contemplated hereby, there will be no, Tax liabilities of AAI or any of its Affiliates which could result in successor or transferee liability to ALSTOM or which could attach to the Transferred Assets or the Assigned Contracts (except as provided in Section 10.4).

            4.8 Assigned Contracts. Schedule 4.8 hereto contains a complete and correct list in all material respects of all Assigned Contracts, other than the NJT Contract and the MMTA Contract, as of the date hereof. AAI has furnished or made available to ALSTOM complete and correct copies of each Assigned Contract. Each Assigned Contract is valid and binding upon AAI and, to the knowledge of AAI, each other party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium


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and similar laws affecting creditors' rights and remedies generally, and to general principles of equity) and is in full force and effect. Subject to obtaining the Required Consents, each Assigned Contract is fully and freely assignable to ALSTOM without penalty or other adverse consequences, and such assignment and the other transactions contemplated by this Agreement do not and will not constitute an event that would, with the passage of time or the giving of notice or both, without regard to any cure period, would (i) constitute a default by AAI under any Assigned Contract (or, to the knowledge of AAI, any other party thereto) (ii) permit modification, acceleration or termination of any Assigned Contract by AAI (or, to the knowledge of AAI, any other party thereto) or (iii) result in the creation of any Lien upon, or any person obtaining any right to acquire, any of the Transferred Assets or Assigned Contracts, and upon consummation of the transactions contemplated by this Agreement, each Assigned Contract shall continue in full force and effect without penalty or other adverse consequence. There is no default or claim of default by AAI (or, to the knowledge of AAI, any other party thereto) under any provision of any Assigned Contract and no event has occurred which, with the passage of time or the giving of notice (or both), without regard to any cure period would (i) constitute a default by AAI (or, to the knowledge of AAI, any other party thereto) under any provision thereof, (ii) permit modification, acceleration or termination of any Assigned Contract by AAI (or, to the knowledge of AAI, any other party thereto) or (iii) result in the creation of any Lien upon, or any person obtaining any right to acquire, any of the Transferred Assets or Assigned Contracts, in each case except as would not have a Material Adverse Effect. Except as listed on Schedule 4.8, 4.9(b) or 4.11 hereto, there are no material unresolved disputes under any Assigned Contract.

            4.9 Litigation; Compliance with Law.

            (a) Except as set forth on Schedule 4.9(a) hereto, no investigations or reviews by any foreign, federal, state or local governmental or regulatory body, agency or authority with respect to the Assigned Contracts, or any of the Transferred Assets or Assumed Liabilities, are pending or, to the knowledge of AAI, threatened, nor has any such governmental or regulatory body, agency or authority indicated to AAI an intention to conduct the same, which, if concluded in a manner adverse to AAI, would, individually or in the aggregate, constitute a Material Adverse Effect.

            (b) Schedule 4.9(b) hereto sets forth all claims, actions, suits and proceedings pending or, to the knowledge of AAI, threatened against AAI in connection with the performance of the Assigned Contracts or otherwise affecting the Assigned Contracts or any of the Transferred Assets, at law or in equity, before or by any foreign, federal, state or local court or governmental or regulatory body, agency or authority, except for any matter as to which no


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injunctive or like equitable relief has been requested or granted and the amount of damages claimed or threatened would not have a Material Adverse Effect.

            (c) Except as set forth on Schedule 4.9(c) hereto, (i) there is no outstanding judgment, order, injunction or decree of any foreign, federal, state or local court, government or government agency against or affecting the Assigned Contracts or any of the Transferred Assets and (ii) since the commencement of performance of the Assigned Contracts, AAI has not been a party to, or bound by, any such judgment, order, injunction or decree, except any such matters involving the settlement or adjudication of claims by non-governmental third parties where no injunctive or like equitable relief was granted and which resulted in the payment of damages by AAI that would not have a Material Adverse Effect.

            (d) The Assigned Contracts as currently being performed are in compliance with currently applicable Environmental Laws except to the extent that any failure to comply with such Legal Requirements would not, individually or in the aggregate, constitute a Material Adverse Effect. As regards Legal Requirements applicable to the Assigned Contracts or the Transferred Assets other than Environmental Laws, the Assigned Contracts are being performed in compliance with all such Legal Requirements, except for any non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

            4.10 Intellectual Property; Technology; Software.

            (a) At Closing, ALSTOM shall have the right to use, solely in connection with the performance of the NJT and MMTA Contracts, all Owned Intellectual Property (including all applicable application and registration and identification numbers), Owned Technology and Owned Software, and all Third Party Intellectual Property, Third Party Technology and Third Party Software used, held for use or intended to be used by AAI in, or necessary to, the performance of the Assigned Contracts. All registrations of any such Intellectual Property, Technology and Software have been maintained so as to avoid a lapse, revocation or termination, except as would not have a Material Adverse Effect.

            (b) Except as expressly disclosed pursuant to or set forth on
Schedule 4.10(b) hereto, to the knowledge of AAI, the present use by AAI of the Owned Intellectual Property, the Owned Technology and the Owned Software, and all Third Party Intellectual Property, Third Party Technology and Third Party Software, does not violate or infringe any rights of any Third Party, or constitute a breach of any Contract, except as would not have a Material Adverse Effect. Except as disclosed on Schedule 4.10(b) hereto, AAI has not received any unresolved and currently effective written notice from any Third Party pertaining to or challenging the right of AAI to use any such Owned Intellectual Property,


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Third Party Intellectual Property, Owned Technology, Third Party Technology,
Owned Software or Third Party Software.

            (c) Except as described pursuant to or set forth on Schedule 4.10(c) hereto or as would not have a Material Adverse Effect, (i) AAI has not made any claim of any violation or infringement by others of its rights to or in connection with any Owned Intellectual Property, Owned Technology, Owned Software, Third Party Intellectual Property, Third Party Technology or Third Party Software (and, to the knowledge of AAI, there exist no circumstances requiring the making of any such claim in order to adequately protect the rights of ALSTOM therein), and (ii) there are no interferences, oppositions, cancellations or other contested proceedings, either pending or, to the knowledge of AAI, threatened, in the United States Copyright Office, the United States Patent and Trademark office or any foreign, federal, state or local court or before any other governmental agency or tribunal, relating to any pending application or registration with respect to or covering the Owned Intellectual Property, the Owned Technology or the Owned Software, in the case of each of clauses (i) and (ii), which would negatively and materially affect the rights granted to ALSTOM in Section 4.10(a) and in Section 6.12.

            (d) AAI has the right to permit ALSTOM to use the Owned Intellectual Property, the Owned Technology and the Owned Software, and all licenses to Third Party Intellectual Property, Third Party Software and Third Party Technology, and none of its rights to such Intellectual Property, Technology and Software are or will be adversely affected by the use thereof as contemplated by this Agreement.

            (e) Notwithstanding anything in this Agreement to the contrary, AAI reserves the right to exploit any or all of its intellectual property rights and interests, provided, however, that such exploitation shall not negatively affect the rights granted to ALSTOM in Section 4.10(a) and in Section 6.12.

            4.11 Suppliers. Except as set forth on Schedule 4.11 hereto, AAI has received no notice of any development, and, to the knowledge of AAI, no development exists, which threatens to affect adversely and materially AAI's arrangements with any customer or supplier (other than ALSTOM or its Affiliates) under an Assigned Contract except as would not have a Material Adverse Effect.

            4.12 No Brokers. Except for First Equity Development Inc., there is no investment banker, broker, finder or other similar intermediary which has been retained by AAI or is authorized to act on behalf of AAI or any of their officers and directors who might be entitled to any fee or commission from AAI upon consummation of the transactions contemplated by this Agreement. AAI is


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solely responsible the fees, commissions and expenses of First Equity
Development Inc.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF ALSTOM

            ALSTOM represents and warrants to AAI as follows:

            5.1 Incorporation. ALSTOM was incorporated and is validly existing as a corporation in good standing under the laws of the State of New York, with the corporate power to own or lease and operate its properties and to carry on its businesses as now being conducted.

            5.2 Corporate Power, Etc. ALSTOM has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been, and as of the Closing will have been, duly authorized by all necessary corporate action. This Agreement has been, and as of the Closing will have been, duly executed and delivered by ALSTOM. This Agreement constitutes, and as of the Closing will constitute, the valid and binding agreements of ALSTOM, enforceable against ALSTOM in accordance with their terms, except that (i) such enforceability may be limited by applicable Bankruptcy Laws or similar laws affecting the enforcement of creditors' rights generally and
(ii) no representation or warranty is made as to the availability of any equitable remedy in connection with the enforcement of any term hereof or thereof.

            5.3 No Conflict. The execution, delivery and performance by ALSTOM of this Agreement do not, and will not, (i) conflict with or contravene the certificate of incorporation, by-laws or similar constitutive documents of ALSTOM; (ii) conflict with, result in a breach of or entitle any party to terminate or call a default with respect to, any material agreement or instrument to which ALSTOM is a party or by which ALSTOM or any of its properties or assets are bound; or (iii) conflict with or contravene any order, arbitration award, judgment, injunction or decree against, or binding upon, any of ALSTOM or upon its properties or assets.

            5.4 Consents, Etc. Except as disclosed on Schedule 5.4 hereto, no consent, license, permit, approval, order or authorization of, or registration, declaration, qualification or filing with (except for those which have been made or obtained) any Governmental Entity or any Person will be required to be obtained or made in connection with the execution, delivery or performance by ALSTOM of this Agreement.


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            5.5 Absence of Litigation. There is no action, suit, litigation, claim, governmental or other proceeding or investigation pending or, to the best knowledge of ALSTOM, threatened against ALSTOM which is reasonably likely to restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement or the full performance of the obligations of ALSTOM hereunder.

            5.6 No Brokerage. There is no investment banker, broker, finder or other similar intermediary which has been retained by ALSTOM or is authorized to act on behalf of ALSTOM or any of their officers and directors who might be entitled to any fee or commission from ALSTOM upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

                                    COVENANTS

            6.1 Performance of Assigned Contracts and Preservation of Inventories. From the date hereof until the Closing Date, AAI shall (i) perform the Assigned Contracts diligently, only in the ordinary course and substantially in the same manner as heretofore conducted; (ii) obtain the consent of ALSTOM to any transaction involving the Assigned Contracts outside of the ordinary course of business or involving a change to any Assigned Contract which can be reasonably expected to have a value of more than $50,000 (in each case other than delivery of vehicles under the NJT Contract and the MMTA Contract) (such consent not to be unreasonably withheld or delayed by ALSTOM); (iii) obtain the consent of ALSTOM to any acquisition or disposition of any right, title or interest in or to any Transferred Assets in any one transaction or related series of transactions having a value of $50,000 or more (other than delivery of vehicles under the NJT Contract and the MMTA Contract) (such consent not to be unreasonably withheld or delayed by ALSTOM); (iv) notify ALSTOM of any sales orders or purchase orders with respect to the Assigned Contracts or the Transferred Assets that individually exceed $25,000; (v) notify ALSTOM of any sales orders or purchase orders with respect to the Assigned Contracts or the Transferred Assets that individually exceed $5,000 when the issuance of all sales or purchase orders in the aggregate exceed $100,000; and (vi) perform all acts to be performed by it pursuant to this Agreement and refrain from knowingly taking or omitting to take any action that would violate AAI's representations and warranties hereunder or render them inaccurate as of the date hereof or the Closing or that in any way would prevent the consummation of the transactions contemplated hereby or thereby. For the purposes of this Section 6.1, notice and consent shall mean notice to and the consent of the Program Manager designated by ALSTOM. Without limiting the foregoing:


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            (a) AAI shall use its commercially reasonable efforts consistent with past practice to preserve the goodwill of the suppliers, distributors, customers and others having business relationships with respect to the Assigned Contracts;

            (b) AAI will give prompt notice to ALSTOM of (i) any material breach or default (or notice thereof) of any Assigned Contract or (ii) any other event that, individually or in the aggregate, may have a Material Adverse Effect;

            (c) AAI will not shorten or lengthen the customary payment cycles for any of its receivables with respect to the Assigned Contracts, and, if at any time after the Closing Date any supplier of ALSTOM refuses to deliver to ALSTOM under an Assigned Contract or requires such deliveries to ALSTOM to be C.O.D. due solely to the failure of AAI to make a non-disputed payment to such supplier with respect to an Assigned Contract within AAI's customary payment cycle, AAI shall, within two Business Days of its receipt of written notice thereof from ALSTOM, make such non-disputed payment to such supplier;

            (d) on each of the 30th, 60th and 90th day following the Closing Date, representatives from both AAI and ALSTOM shall meet to discuss all Assigned Contracts under which an invoice was received and/or delivery was made or attempted prior to the Closing Date, but which have not been paid by AAI in accordance with their terms. ALSTOM shall determine, in its sole discretion, what payments under such Assigned Contracts shall be made by AAI, and AAI shall make such payments under such Assigned Contracts, provided however, that (i) AAI shall not be required to make any such payments under any Assigned Contracts with Wabco, and (ii) if ALSTOM requires AAI to pay for any goods, materials or services as to which there is a bona fide dispute alleging that such goods, services or materials are non-compliant and that are not reflected in the Post-Closing PFR (or, if it has been finalized, the Final Post-Closing PFR), ALSTOM shall (x) reimburse AAI for the amount of such payment and (y) indemnify AAI from and against any Losses that may arise out of ALSTOM's use of any such non-conforming goods, materials or services; and

            (e) AAI will maintain the level, mix, and quality of the Inventories consistent with past practice.

            6.2 Filings; Consents. As promptly as practicable after the date hereof, the parties hereto shall cooperate with one another and take such actions as may be necessary to cause such notices, declarations, filings and registrations to be filed with, and the Required Consents to be obtained from, any Third Party or Governmental Entity in connection with the transactions contemplated by this Agreement; provided however, that neither ALSTOM nor


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AAI shall have any obligation to give any guarantee or other consideration of any nature in connection with any such Required Consent or to consent to any change in the terms of any Assigned Contract which it in its sole and absolute discretion may deem adverse to its interests.

            6.3 Access. Between the date hereof and the Closing, AAI shall give ALSTOM and its authorized representatives reasonable access during normal business hours and on reasonable advance notice to AAI in order to complete its review and investigation of the books, records, documents, properties, assets and operations of AAI relating to the Assigned Contracts and Transferred Assets (subject to AAI's normal security procedures) and shall furnish to ALSTOM all such information concerning such matters as ALSTOM may reasonably request, subject to appropriate confidentiality restrictions.

            6.4 Notification of Certain Matters. Between the date hereof and the Closing AAI and ALSTOM shall give prompt notice in writing to the other of (i) any information that indicates that any representation or warranty of AAI or ALSTOM, as applicable, contained in this Agreement was not true and correct in all material respects as of the date hereof or will not be true and correct in all material respects as of the Closing, (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article 7, (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any emergency or other change in the performance of the Assigned Contracts and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or material adjudicatory proceedings involving such contracts.

            6.5 Updated Financial Information. On the Closing Date, AAI shall deliver the Closing PFR to ALSTOM, together with the certificate of the Chief Financial Officer of AAI. On a date as soon as practicable following the Closing (but in no event later than 10 days following the Closing), AAI shall deliver the Post-Closing PFR to ALSTOM, together with the certificate of the Chief Financial Officer of AAI. The Closing PFR and the Post-Closing PFR will be accurate, complete and correct in all material respects, will be derived from AAI's books and records (which books and records are and will be maintained in accordance with GAAP), will be prepared in accordance with AAI's books and records and past practices, applied on a consistent basis, and will be prepared and calculated on the same basis and in the same manner as the Reference Date PFR.

            6.6 Noncompetition. AAI covenants and agrees that, for a period of four years after the Closing Date it will not, and will cause its


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subsidiaries, Parent and the subsidiaries of Parent not to, directly or indirectly, through equity ownership or otherwise, compete with ALSTOM in the business of overhauling and/or refurbishment of subway or rail cars in the United States, provided, however, that AAI may complete any contracts to engage in such a competing business that were in effect as of the Reference Date or as may be necessary or appropriate in obtaining the Required Consents, and provided, further, that nothing herein shall be construed to prevent AAI or its Affiliates from owning, as an investment, up to 5% of a class of equity securities issued by any competitor of ALSTOM that is publicly traded and registered under the Securities Exchange Act of 1934, as amended. The parties intend that the covenant contained in the preceding sentence shall be construed as a series of separate covenants, one for each city and county in the United States and, except for geographic coverage, each such separate covenant shall be deemed identical.

            6.7 Non-Solicitation of Employees. (a) AAI agrees that, for a period commencing on the date hereof and continuing to the date two years following Closing Date, neither it, Parent, nor any of their subsidiaries will, without the prior written consent of ALSTOM, solicit for employment any employee of ALSTOM.

            (b) ALSTOM agrees that (i) prior to the Closing Date neither it nor any of its Affiliates will, without the prior written consent of AAI, solicit for employment any employee of AAI, Parent or any subsidiary of Parent and (ii) for a period of two years following the Closing Date neither it nor any of its Affiliates will, without the prior written consent of AAI, solicit for employment any employee of AAI, Parent or any subsidiary of Parent (x) that is listed on a side letter to be executed by ALSTOM and AAI promptly after the execution of this Agreement or (y) that is employed in AAI's Transportation Division in a capacity not related to the NJT Contract or the MMTA Contract.

            6.8 Press Releases. The parties hereto will use commercially reasonable efforts to mutually agree on the form of any press release with respect to this Agreement; provided however, that no party shall be required to obtain the consent of the other party for any disclosure required by law or the rules of any national securities exchange, but such party will consult with the other party with respect to such required disclosure and will consider in good faith the inclusion of the comments of the other party.

            6.9. Performance Bonds. ALSTOM shall cause to be issued to the parties identified on Schedule 6.9 surety bonds to replace the surety and bonding obligations of Parent and/or AAI listed on such Schedule and to cause Parent and AAI to be released from such obligations; provided, however, that if ALSTOM shall fail to comply with this covenant, it is expressly understood that


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ALSTOM shall not be responsible for any consequential, indirect or incidental damages, including but not limited to loss of profits.

            6.10. Conditions Precedent. From and after the date hereof and until the Closing Date, each party hereto shall use commercially reasonable efforts to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.

            6.11. Delivery of Software, Technology and Intellectual Property. No later than the date of termination of the Transitional Services Agreement, or such earlier date after the Closing Date as requested by ALSTOM, AAI shall:

                  (a) for the use described in Section 4.10(a), deliver
            (electronically) to ALSTOM the Owned Software and Third Party Software in object code and (if applicable) source code format; and

                  (b) for the use described in Section 4.10(a), deliver to
            ALSTOM the Owned Technology, Owned Intellectual Property, Third Party Technology and Third Party Intellectual Property in whatever form it exists.

            6.12. License to CDS. AAI shall cause NJT to make available to ALSTOM all rights relating to the Central Diagnostic System which are granted by AAI to NJT under a license agreement to be executed by AAI and NJT prior to Closing.

            6.13. DBE.

            (a) ALSTOM agrees that, in connection with the preparation of modifications to the Disadvantaged Business Enterprise ("DBE") plans previously submitted to NJT and MMTA, it will commit in such plans to procure $1,000,000 of additional DBE content for the performance of each of the NJT and MMTA Contracts ($2,000,000 in the aggregate), such content to be procured through DBE distributors by the issuance of Contracts valued, in the aggregate, at $3,333,333.

            (b) AAI and ALSTOM shall jointly prepare and agree to the modification to the DBE plans described in clause (a) above as part of the modifications to be presented by AAI to NJT and MMTA, as applicable, for approval, which additional modifications shall be reasonably acceptable to ALSTOM (such plans, the "New DBE Plans"). In connection with procuring the required consent of NJT and MMTA to such New DBE Plans, AAI (i) will not agree to any fines, penalties, fees, concessions, restitution or any other remedies, arrangements or agreements of any sort with NJT and/or MMTA that would


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create for ALSTOM any additional liability, obligation or responsibility of any sort thereby relating to DBE requirements other than the obligation to comply with the applicable approved New DBE Plan and (ii) will be responsible for any fines, penalties, fees or other remedies of NJT or MMTA, as the case may be, for any non-compliance with DBE requirements prior to the Closing Date.

            6.14. Liquidated Damages. In connection with procuring the Required Consents of NJT and MMTA to the New Project Delivery Schedules (as defined in
Section 7.2(g) below), AAI (a) will not agree to any fines, penalties, fees or concessions or other arrangements or agreements of any sort with NJT and/or MMTA that would create for ALSTOM any additional liability, obligation or responsibility of any sort thereby relating to liquidated damages other than the obligation to comply with the applicable New Project Delivery Schedules and (b) will be responsible for any fines, penalties, fees or other remedies of NJT or MMTA, as the case may be, with respect to any liquidated damages assessed prior to the Closing Date.

                                    ARTICLE 7

                               CLOSING CONDITIONS

            7.1 Conditions to Obligations of AAI. The obligations of AAI to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or waiver by AAI of, the following conditions at or before the
Closing:

            (a) Representations and Warranties Correct. Each representation and warranty of ALSTOM made or to be made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date and as of the date hereof, with the same force and effect as though made at and as of each such date; provided, however, that if any such representation or warranty is subject to any materiality qualification (including qualifications indicating accuracy in all material respects) or "Material Adverse Effect" qualification (including qualifications indicating accuracy with such exceptions as have not, will not, would not, are not reasonably likely to, or would not reasonably be expected to have or result in a material adverse effect), for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects. AAI shall have received from an appropriate officer or officers of ALSTOM a certificate or certificates to such effect.

            (b) Performance; No Default. ALSTOM shall have performed and complied in all material respects with all obligations, agreements, conditions and conditions required by this Agreement to be performed by it at or prior to


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the Closing, and AAI shall have received from an appropriate officer or officers of ALSTOM a certificate or certificates to such effect.

            (c) Required Consents. All Required Consents shall have been obtained and AAI shall have been furnished with copies thereof.

            (d) No Injunction. No action, suit or proceeding shall be pending before any Governmental Entity (or shall be threatened by any such Governmental Entity), and no investigation of any Governmental Entity shall have been commenced (and be pending) seeking to restrain, enjoin, invalidate, prohibit or delay (or questioning the validity or legality of) the transactions contemplated hereby or seeking material damages in connection therewith.

            (e) Performance Bonds. AAI and Parent shall have been released from all of its obligations under all of the performance bonds relating to the NJT Contract and the MMTA Contract that are set forth on Schedule 6.9.

            (f) Release from NJT Contract and MMTA Contract. AAI shall have been released from all of its obligations under the NJT Contract and the MMTA Contract.

            7.2 Conditions to Obligations of ALSTOM. The obligations of ALSTOM to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or waiver by ALSTOM of, the following conditions at or before the Closing:

            (a) Representations and Warranties Correct. Each representation and warranty of AAI made or to be made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date and as of the date hereof, with the same force and effect as though made at and as of each such date; provided, however, that if any such representation or warranty is subject to any materiality qualification (including qualifications indicating accuracy in all material respects) or "Material Adverse Effect" qualification (including qualifications indicating accuracy with such exceptions as have not, will not, would not, are not reasonably likely to, or would not reasonably be expected to have or result in a material adverse effect), for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects. ALSTOM shall have received from an appropriate officer or officers of AAI a certificate or certificates to such effect.

            (b) Performance; No Default. AAI shall have performed and complied in all material respects with all obligations, agreements, covenants and conditions required by this Agreement to be performed by it at or prior to


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the Closing, and ALSTOM shall have received from an appropriate officer or officers of AAI a certificate or certificates to such effect.

            (c) Consents. All Required Consents shall have been obtained and ALSTOM shall have been furnished with copies thereof.

            (d) No Injunction. No action, suit or proceeding shall be pending before any Governmental Entity (or shall be threatened by any such Governmental Entity), and no investigation of any Governmental Entity shall have been commenced (and be pending) seeking to restrain, enjoin, invalidate, prohibit or delay (or questioning the validity or legality of) the transactions contemplated by this Agreement, or seeking material damages in connection therewith.

            (e) Assigned Contracts. (i) Each of the Major Contracts shall be legal, valid and binding and in full force and effect in accordance with its terms, (ii) AAI shall have performed all of the payment and other material obligations required to be performed by it to date under the Major Contracts,
(iii) there shall be no payment default or any other material default by AAI under any of the Major Contracts, (iv) there shall not exist any condition or event which, after notice or lapse of time or both, would constitute or give rise to a payment default or any other material default by AAI under any of the Major Contracts, or would give to any Person any rights of termination, cancellation or acceleration of any performance required thereunder or result in the creation of any Lien (other than Permitted Liens) and there shall not exist a payment default or any other material default under any Major Contract by any party with whom AAI has entered into a Major Contract, (vi) the sale, transfer and assignment of the Major Contracts shall not violate any Legal Requirement and (vii) AAI shall not have modified any Major Contract in any material respect.

            (f) DBE, MBE, Buy America Act and Cargo Preference Relief. ALSTOM shall have obtained relief, in form and substance satisfactory to ALSTOM in its reasonable opinion, from NJT or MMTA, as applicable, with respect to any applicable "Disadvantaged Business Enterprise", "Minority Business Enterprise", "Buy America Act" or "Cargo Preference for US Flag Vessels" requirements or similar requirements contained in the NJT Contract or the MMTA Contract, as applicable.

            (g) Each of NJT and MMTA shall have approved, with respect to the NJT or MMTA Contract, respectively, a new project delivery schedule (each such schedule, a "New Project Delivery Schedule"), which in each case shall be the delivery schedule provided by ALSTOM to NJT and MMTA in the joint meetings among AAI and ALSTOM with NJT and MMTA held in February, 2002, adjusted (i) on a day-for-day basis from March 1, 2002, (ii) for deliveries made by


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AAI and (iii) with respect to the MMTA, to reflect a maximum of four cars per month, and such New Project Delivery Schedules shall be a modification to the NJT or MMTA Contract, as applicable.

                                    ARTICLE 8

                                 INDEMNIFICATION

            8.1 Survival. All representations and warranties shall survive (and not be affected in any respect by) the Closing or any investigation conducted by any party or any information which any party may have from time to time, until the second anniversary of the Closing Date. After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article 8 on the basis of that representation and warranty by any Person who had not given notice that he would have been entitled pursuant to this
Article 8 to indemnification on the basis of that representation and warranty prior to its termination and expiration.

            8.2 Indemnification by AAI. AAI shall defend, indemnify and hold harmless ALSTOM, its Affiliates, officers, directors, employees, agents, successors and assigns (each, an "ALSTOM Indemnified Party"), from and against any and all Losses arising out of, based upon or resulting from (i) any breach by AAI of any representation, warranty, covenant or agreement contained in or made pursuant to this Agreement, (ii) any and all Losses relating to the liabilities assumed by ALSTOM pursuant to Section 3.1(ii), but only to the extent (x) such Losses resulted from an action or inaction of AAI and (y) notice of the claim in respect of such Losses is brought within 9 months of the Closing Date; (iii) any claim by a Third Party arising out of any of the action, inaction, event, condition, liability or obligation of AAI occurring or existing prior to the Closing (excluding claims in connection with the Assumed Liabilities set forth in clause (ii) of Section 3.1, except to the extent that such claims would otherwise be indemnified by AAI pursuant to clause (ii) of this Section 8.2), (iv) any liabilities of AAI, whether existing before or after the Closing Date, that are not expressly assumed by ALSTOM pursuant to this Agreement, including, without limitation, the Non-Assumed Liabilities and (v) any breaches by AAI under the terms of the Transitional Services Agreement. Notwithstanding the foregoing provisions of this Section 8.2, (x) with respect to the indemnity under Section 8.2(i), AAI shall not be required to indemnify or hold harmless any of the ALSTOM Indemnified Parties on account of any Losses under Section 8.2(i) unless and until the liability of AAI in respect of such Losses exceeds $250,000, in which case AAI shall be liable for all such Losses , and (y) with respect to the indemnity under Sections 8.2(i) and (ii), AAI shall be required to indemnify or hold harmless any of the ALSTOM


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Indemnified Parties on account of any Losses under Sections 8.2(i) and (ii) only up to a maximum aggregate amount of $4,250,000.

            8.3 Indemnification by ALSTOM. ALSTOM shall defend, indemnify and hold harmless AAI, its Affiliates, officers, directors, employees, agents, successors and assigns (each, an "AAI Indemnified Party"), from and against any and all Losses arising out of, based upon or resulting from (i) any breach by ALSTOM of any representation, warranty, covenant or agreement contained in or made pursuant to this Agreement, (ii) any claim by a Third Party arising out of any of the action, inaction, event, condition, liability or obligation of ALSTOM occurring after the Closing, (iii) any liabilities that are expressly assumed by ALSTOM pursuant to this Agreement, but excluding Losses for which AAI would be required to indemnify ALSTOM pursuant to Section 8.2(ii) and (iv) any breaches by ALSTOM under the terms of the Transitional Services Agreement. Notwithstanding the foregoing provisions of this Section 8.3, with respect to the indemnity under Section 8.3(i), (x) ALSTOM shall not be required to indemnify or hold harmless any of the AAI Indemnified Parties on account of any Losses under Section 8.3(i) unless and until the liability of AAI in respect of such Losses exceeds $250,000, in which case ALSTOM shall be liable for all such Losses and (y) ALSTOM shall be required to indemnify or hold harmless any of the AAI Indemnified Parties on account of any Losses under Section 8.3(i) only up to a maximum aggregate amount of $4,250,000.

            8.4 Indemnification Procedures.

            (a) Promptly after receipt by any Person entitled to indemnification under this Article 8 (an "Indemnified Party") of written notice of the commencement (or threatened commencement) of any civil, criminal, administrative or investigative claim, action or proceeding involving a claim in respect of which the Indemnified Party will seek indemnification pursuant to this Agreement, the Indemnified Party shall notify the Person that is obligated to provide such indemnification (an "Indemnifying Party") thereof in writing, provided that no failure to so notify the Indemnifying Party shall relieve it of its obligations hereunder except to the extent that such Indemnifying Party has been materially prejudiced thereby.

            (b) The Indemnifying Party shall be entitled to have sole control over the defense and/or settlement of such claim, provided that, within ten Business Days of receipt of such written notice, the Indemnifying Party acknowledges responsibility therefore and notifies the Indemnified Party in writing of its election to so assume sole control; provided, however, that:


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                  (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                  (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (not to be unreasonably withheld or delayed) before entering into any settlement of such claim or ceasing to defend against such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other relief would be imposed against the Indemnified Party; and

                  (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume sole control of the defense of any such claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses incurred by such Indemnified Party in connection with the defense thereof. In addition, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

            (c) If the Indemnifying Party does not assume sole control over the defense of such claim as provided in Section 8.4, the Indemnifying Party may participate in such defense at its own expense and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor. If the Indemnifying Party does not choose to assume sole control over or to participate in the defense of such claim, it will make available to the Indemnified Party any books, records or other documents within its control that are necessary or appropriate for such defense. In no event shall an Indemnifying Party be required to indemnify an Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any such action, claim or proceeding agreed to without the written consent of the Indemnifying Party (not to be unreasonably withheld or delayed).


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                                                                              37


                                    ARTICLE 9

                              TERM AND TERMINATION

            9.1 Term. The term of this Agreement shall commence on the date hereof and may be terminated at any time prior to Closing:

            (a) by either party if the Closing shall not have taken place on or prior to May 31, 2002; provided however, that such right to terminate shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

            (b) by ALSTOM if between the date hereof and the time scheduled for Closing, an event or development shall occur or fail to occur that would have a Material Adverse Effect on either the NJT Contract or the MMTA Contract; or

            (c) by either party if any final and binding order, judgment, injunction, award or decree that is not subject to further appeal shall have been entered that enjoins, restrains or prohibits the consummation of the transactions contemplated hereby.

            9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith cease to have effect between and among the parties and all further obligations of the parties shall terminate without further liability, except that (i) such termination shall not serve to eliminate any liability arising out of conduct prior to the actual date of termination and any party hereto may, following such termination, pursue such remedies as may be available with respect to such liabilities and (ii) the covenants and agreements contained in Section 10.4 shall survive such termination. The termination of this Agreement shall not affect any rights or obligations of any party under this Agreement which are intended by the parties to survive such termination.

                                   ARTICLE 10

                                  MISCELLANEOUS

            10.1 Bulk Sales Laws. ALSTOM waives compliance by AAI with the provisions of any applicable bulk sales law.

            10.2 Access to Books and Records. For a period of six years after the Closing Date, ALSTOM shall provide AAI with access at reasonable times and upon reasonable prior notice to (x) such books and records acquired by


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                                                                              38


ALSTOM hereunder as are necessary for AAI's tax, accounting or legal purposes; and AAI shall similarly provide ALSTOM with access at reasonable times and upon reasonable prior notice to (x) such books and records relating to the Assigned Contracts or Transferred Assets and not transferred to ALSTOM pursuant to this Agreement as are necessary for ALSTOM's tax, accounting and legal purposes.

            10.3 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, upon such party's execution and delivery hereof, and upon its successors and permitted assigns. No party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties hereto. Any assignment or purported assignment not made in strict compliance with this Agreement shall be null and void ab initio.

            10.4 Expenses. Except as otherwise expressly provided herein, each party shall bear the costs and expenses incurred by it in negotiating, entering into and performing any of its obligations under this Agreement. ALSTOM shall pay (i) any sales and other transfer taxes and charges payable by reason of the transfer of the Transferred Assets to ALSTOM and (ii) the costs of packing the Inventory and other Transferred Assets and shipping the same to an ALSTOM location.

            10.5 No Third Party Beneficiaries. The parties agree that this Agreement is for the benefit of the parties hereto (and their respective successors and permitted assigns) and is not intended to confer any rights or benefits on any Third Party, and that there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement, except for the rights of the Indemnified Parties.

            10.6 Entire Agreement; Waiver or Modification. This Agreement, the Transitional Services Agreement and the Confidentiality Agreement (and the Schedules and Exhibits hereto and thereto) constitute the entire agreement between the parties with respect to the subject matter hereof, notwithstanding any provision of any of such documents to the contrary. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each party hereto, which instrument shall specifically indicate that it is the desire of the parties to amend, modify or supplement this Agreement, and similarly may be waived only by a written instrument duly executed by the waiving party. No omission or delay on the part of any party in requiring the due and punctual fulfillment by another party of any of its obligations hereunder or thereunder shall constitute a waiver by the omitting or delaying party of any of its rights to require such due and punctual fulfillment of any obligation


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                                                                              39


hereunder or thereunder, whether similar or otherwise, or a waiver of any remedy it may have hereunder, thereunder or otherwise.

            10.7 Interpretation.

            (a) The Article and Section headings in this Agreement are solely for the convenience and reference of the parties hereto and are not intended to be descriptive of the entire contents of, or to affect, any of the terms or provisions hereof. Any provision of this Agreement which provides that a party may not take a specified action without first obtaining the consent of another party shall be deemed to permit the party from whom consent is sought to give or withhold its consent in its sole discretion, unless such provision expressly sets forth a different standard. The word "including" when used in this Agreement shall mean "including without limitation" unless otherwise specified. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

            (b) The words "hereof," "herein" and "hereunder," and words of like import refer to this Agreement as a whole and not any particular Article or Section of the Agreement. Unless otherwise specified, references herein to Articles, Sections, Exhibits and Schedules refer to the Articles, Sections, Exhibits and Schedules to this Agreement.

            10.8 Notices. Any notice, request or other communication under or with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party upon receipt of hand delivery, delivery by courier service, certified or registered mail (return receipt requested, postage prepaid), or telecopy transmission with confirmation of receipt, in each case to such party at its address or telecopy number set forth below:

            If to ALSTOM:
                  ALSTOM
                  One Transit Drive
                  Hornell, New York 14843
                  Attention: Alain Percet
                  Facsimile No.: (607) 324-4568

            with a copy to:
                  ALSTOM
                  353 Lexington Avenue, Suite 800
                  New York, New York 10016
                  Attention: Doris L. Speer, Esq.
                  Facsimile No.: (212) 972-4404


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                                                                              40


            and:
                  Hughes Hubbard & Reed LLP
                  One Battery Park Plaza
                  New York, NY 10004
                  Attention: James H. Bluck, Esq.
                  Facsimile No.: (212) 422-4726

            If to AAI:
                  AAI
                  P.O. Box 126
                  York Road and Industry Lane
                  Hunt Valley, MD 21030
                  Attention: James H. Perry
                  Facsimile No.:  (410) 683-6498

            With a copy to:
                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY 10153
                  Attention:  Ted S. Waksman, Esq.
                  Facsimile No.: (212) 310-8007

Any of the addresses set forth above may be changed from time to time by written notice from the party requesting the change.

            10.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW RULES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

            10.10 Dispute Resolution. In the event a dispute among the parties in connection with this Agreement or the Transitional Services Agreement (including any dispute as to its validity, meaning, effect or termination but excluding any dispute to be resolved as provided in Section 2.8 hereof), cannot be resolved among the parties, the parties agree to implement the provisions of this Section.

            (a) In the case a dispute remains unsettled, the matter shall be brought to the management of each party. The management of the parties shall negotiate in good faith to properly assign the disputed cost or responsibility to a party or among the parties. If an amicable settlement cannot be reached after a reasonable time has been allowed for negotiation, any party may request that the issue be decided through mediation in accordance with the procedure set forth in the following paragraph.


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                                                                              41


            (b) The parties agree that any controversy arising out of this Agreement or any interpretation of this Agreement which the parties are not able to resolve themselves through negotiation, as provided above, shall be submitted to mediation before any other action is taken. The parties shall mutually agree upon a third party mediator within a reasonable period of time after the request for mediation. The costs and expenses of the mediation shall be borne equally by all the parties. Mediation shall take place within a reasonable period of time after the selection of the mediator unless extended by the mediator. In the event mediation is not successful or has not taken place within the period set forth above, the parties shall implement the provisions of the following sections.

            (c) In case of a dispute between the parties in connection with this Agreement which the parties are unable to settle amicably as provided above, such dispute shall be finally resolved by arbitration under the International Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") and the following provisions of this Section 10.10.

            (d) The arbitration shall be conducted under the United States Arbitration Act in the English language in the State of New York.

            (e) There shall be three arbitrators chosen as follows: Each of the parties to the dispute shall appoint one arbitrator, or, if there are more than two parties to the dispute, each of the two parties with the largest amounts in dispute will appoint one arbitrator, and the two so appointed shall appoint the third arbitrator, who shall be an attorney admitted to the bar for at least ten years, and who shall act as presiding arbitrator. If either party fails to appoint an arbitrator within the time provided by the Rules, or if the two so appointed fail to appoint the presiding arbitrator within sixty days of the appointment of the second arbitrator, the arbitrator or arbitrators needed shall be appointed by the AAA in accordance with the Rules.

            (f) The award of the arbitrators shall be accompanied by a statement of the reasons upon which the award is based. The award of the arbitrators shall be final and unappealable, and judgment upon the award of the arbitrators may be entered in any court having jurisdiction.

            (g) Notices and written communications in connection with any arbitration under this Section 10.10 may be sent in the manner provided for the giving of notices pursuant to this Agreement.

            (h) Nothing in this Section 10.10 shall prevent any party from applying to a court that would otherwise have jurisdiction for interim or provisional measures, including but not limited to preliminary injunctive relief.


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                                                                              42


Such an application shall not be considered inconsistent with or a waiver of the right of any party to arbitration under this section.

            (i) The parties hereto hereby waive all rights to punitive damages upon resolution of any dispute arising out of or relating to this Agreement, except that any Indemnifying Party shall be responsible for indemnifying any Indemnified Party for punitive damages awarded to any Third Party pursuant to any claim for indemnification relating to any claim made by such Third Party.

            10.11 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. To the extent permitted by applicable law, each party waives any provision of law that renders any provision hereof invalid, illegal or unenforceable in any respect. In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

            10.12 Remedies. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

            10.13. No Implied Warranties. The Assigned Contracts and the Transferred Assets are being sold by AAI to ALSTOM hereunder on an "as-is" basis except for the representations and warranties explicitly set forth in this Agreement, and AAI makes no representation or warranties with respect thereto, express or implied, except for the representations and warranties explicitly set forth in this Agreement.

            10.14 No Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            10.15 Execution. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.


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                                                                              43


            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

ALSTOM TRANSPORTATION INC.                  AAI CORPORATION


By /s/ Stephan Rambaud-Measson              By /s/ Richard R. Erkeneff
   ---------------------------------           ---------------------------------
   Name:  Stephan Rambaud-Measson              Name:  Richard R. Erkeneff
   Title: Senior Vice President                Title: President & CEO
          Rolling Stock Americas

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

                        TRANSITIONAL SERVICES AGREEMENT

         THIS AGREEMENT is made as of the ______ day of __________________, 2002, by and between ALSTOM Transportation Inc. a New York corporation ("ALSTOM"), having a business mailing address of One Transit Drive, Hornell, New York 14843, and AAI Corporation, a Maryland corporation ("AAI"), with a principal business mailing address of 124 Industry Lane, Hunt Valley, MD 21030, effective as of the Commencement Date hereunder, which shall be that date which is defined as the Closing Date in the Master Agreement dated March 27, 2002, between the parties hereto (the "Master Agreement").

                              W I T N E S S E T H:


         WHEREAS, pursuant to the Master Agreement, AAI has, inter alia, transferred to ALSTOM the NJT Contract (as defined in the Master Agreement) for the overhaul of certain rail cars and the MMTA Contract (as defined in the Master Agreement) for the overhaul of certain subway cars, as well as certain related subcontracts and purchase orders and certain assets and liabilities (collectively, the "Transaction");

         WHEREAS, AAI has a work force with special technical and professional expertise, skills and knowledge in the field of refurbishment of transit vehicles; and

         WHEREAS, ALSTOM has identified the need for such workers in connection with the Transaction, on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the receipt and sufficiency of which is acknowledged by the parties hereto, ALSTOM and AAI mutually agree as follows:

1. TEMPORARY ASSIGNMENT OF AAI EMPLOYEES.

ALSTOM hereby engages AAI to provide ALSTOM with certain AAI employees to the extent (a) ALSTOM has identified a need it cannot fill with its own employees for certain skill and expertise and (b) AAI has the requisite employees to perform such requirements. Employees of AAI who, as of the Closing Date, have a primary assignment to support either or both the NJT Contract or the MMTA Contract (collectively referred to as the "Contracts") are set forth on Exhibit A, and such employees shall be deemed available for support of ALSTOM during the term of this Agreement to the extent provided herein. In furtherance thereof, the parties agree as follows:

1.1 Initial Selection of AAI Employees for Temporary Support of ALSTOM. ALSTOM's requirements to be filled by the AAI's employees shall be identified as follows:
AAI hereby represents to ALSTOM that all employees of AAI who have a primary assignment to either or both Contracts are listed on Exhibit A, which is made a part hereof by this reference. Exhibit A details AAI employee information by Job Assignment, Name, Employee Number, Job Category

TRANSITIONAL SERVICES AGREEMENT

or Title, Start Date, Expected Duration, Standard Bill Rate, and, if applicable, Overtime Bill Rate. At Closing, ALSTOM shall indicate in writing to AAI which of the employees listed on Exhibit A will be required for post-closing support (all such identified employees herein referred to as "AAI Employees"), and AAI shall make each such person available during the term of this Agreement in accordance with Sections 1.2, 1.3, 1.5, 1.6 and 1.7. The term "AAI Employee" shall mean those individuals initially identified in writing from Exhibit A by ALSTOM at Closing pursuant to this Section 1.1.

1.2 Termination of AAI Employee's Assignment.

         (a) Termination of Assignment by AAI Without Cause. AAI shall not terminate the assignment to ALSTOM of any AAI Employee without cause without first procuring the consent of ALSTOM. In the event ALSTOM does not consent to such termination of assignment within three (3) business days of a request from AAI for such termination, AAI shall continue to provide such AAI Employee to ALSTOM; provided, however, to the extent that AAI does not assign any of its own work to that individual, ALSTOM shall be responsible for all Section 3.1 and 3.2 costs associated with the retention of that individual, such costs not to exceed those applicable to a forty-hour (40) work week.

         (b) Termination of Employee by AAI for Cause. AAI shall have the right, without obtaining consent of ALSTOM, to terminate the employment of an AAI Employee for cause, upon contemporaneous written notification to ALSTOM.

         (c) Termination of Assignment by ALSTOM for Cause. ALSTOM may require AAI to remove any AAI Employee from providing services under this Agreement for cause, and AAI shall remove such employee from his assignment hereunder immediately upon AAI's receipt of written notice therefor.

         (d) Termination of Assignment by ALSTOM Without Cause. ALSTOM may request that AAI terminate the assignment of any AAI Employee without cause with notice to AAI of one (1) work-week. Beyond this minimal notice provision, no expression of the anticipated duration of the assignment of any AAI Employee to ALSTOM shall be interpreted as binding.

         (e) Effect of Termination of Assignment. Once the assignment of an AAI Employee is terminated in accordance with this Section 1.2, AAI shall have no further obligation to make that individual available to ALSTOM to provide post-closing support.

1.3. Voluntary Separation by AAI Employee. In the event that either ALSTOM or AAI becomes aware that an AAI Employee desires voluntary separation from employment with AAI, such party shall immediately notify the other party and, if ALSTOM identifies such person as a key employee, AAI shall support ALSTOM to determine if a stay package would successfully retain such employee and if so, ALSTOM shall be responsible for the amount of such stay package.

TRANSITIONAL SERVICES AGREEMENT

1.4 Relationship. AAI's role in providing AAI Employees to ALSTOM is only that of a subcontractor. Accordingly, AAI shall not be deemed a partner or agent of ALSTOM and no AAI Employee shall be deemed to be an employee or agent of ALSTOM. AAI Employees shall be and remain employees of AAI for all purposes and under all applicable laws (including, without limitation, workers compensation laws). Any and all causes of action, claims of entitlement to benefits and wages, damages or expenses which have accrued, or may have accrued prior to the expiration or termination date hereof, whether known or unknown, and which arise in connection with any conclusion of fact and/or law that the relationship between ALSTOM and an AAI Employee is or was that of employer-employee or master-servant are hereby forever waived, released and relinquished. Nothing contained in this Agreement or otherwise shall be interpreted or construed in a manner inconsistent with AAI Employees being and remaining employees of AAI. AAI acknowledges and agrees that it shall pay all taxes and other costs related to the provision of services under this Agreement including, but not limited to, federal, state and local income taxes, payroll taxes, FICA taxes and unemployment taxes and insurance. AAI agrees that it will indemnify ALSTOM, and hold it harmless from claims (including penalty and interest) by any government, AAI, AAI Employee or any third party for the nonpayment or untimely payment of any local, state or federal income-related tax, withholding or benefit pertaining to AAI Employees.

1.5 ALSTOM Supervision. As of the Closing, as assignee of the Contracts, ALSTOM shall control the performance of the Contracts and, in accordance therewith, shall direct AAI as its subcontractor with respect to the matters stated herein. AAI shall cause all AAI Employees to comply with all such directions of ALSTOM. ALSTOM is responsible to ensure that the range of duties assigned to each AAI Employee is commensurate with the AAI Employee's training and job title/pay rate. No movement to a different job title shall occur without agreement by the parties hereto. ALSTOM shall be responsible to develop a detailed range of duties that ALSTOM shall communicate to the AAI Employee. If the range of duties or task is unclear, AAI Employees shall be directed by AAI to seek clarification from the ALSTOM supervisor.

1.6 Location of Services. ALSTOM and AAI agree that the services to be provided by an AAI Employee shall initially be in the Licensed Areas (as defined below), and, at a later date during the term of this Agreement to be determined by ALSTOM, at ALSTOM's facilities in Hornell, New York ("ALSTOM Facilities"). ALSTOM shall identify to AAI the AAI Employees whose services it wishes to use in the ALSTOM Facilities and AAI agrees that shall use commercially reasonable efforts to provide such personnel and to not take any action which could reasonably be construed as intended to impede the usage of such identified AAI Employees in the ALSTOM Facilities; provided however, that AAI shall not be obligated to take any action or incur any cost different from or in addition to its usual personnel, payroll, and expense policies and practices as of the date hereof.

1.7 Provision of Services. AAI agrees that, with respect to any AAI Employee who only has a primary assignment to either or both Contracts, and not an exclusive assignment, it shall make

TRANSITIONAL SERVICES AGREEMENT

such persons available to ALSTOM during the term of this Agreement no less than the amount of time AAI had used such persons prior to the date hereof on the Contract(s), and shall not permit non-Contract work assignments to take precedence over Contract work assignments.

1.8 Communication to AAI Employees, Etc. AAI will provide the appropriate information regarding the requirements of this Agreement to AAI Employees and its agents, invitees and representatives (including those assigned to work at ALSTOM's Facilities and AAI's facilities), and shall take appropriate action to reasonably ensure that such persons understand AAI's obligations under this Agreement, including the obligation to comply with local work rules. ALSTOM shall provide in writing to AAI any worksite specific rules and practices that would apply to an AAI Employee supporting ALSTOM at the ALSTOM Facilities. AAI Employees shall be given the opportunity to obtain clarification regarding their obligations under this Agreement. AAI agrees that it has informed each AAI Employee of, and that it has obtained their consent to, random drug and alcohol screenings for the duration of their assignment at ALSTOM Facilities, and that post-accident screening may be required, in each case consistent with applicable law.

1.9 Communication to ALSTOM Employees, Etc. ALSTOM will provide the appropriate information regarding the requirements of this Agreement to its employees, agents, invitees, and representatives assigned to work at AAI's facilities, and shall take appropriate action to reasonably ensure that such persons understand their obligations under this Agreement, including the obligation to comply with local work rules. AAI shall provide in writing to ALSTOM any worksite specific rules and practices that would apply to an ALSTOM employee present in AAI's Hunt Valley facilities. ALSTOM employees shall be given the opportunity to obtain clarification regarding their obligations under this Agreement. ALSTOM agrees that it has informed each ALSTOM employee of, and that it has obtained their consent to random drug and alcohol screenings for the duration of their presence at AAI's facilities, and that post-accident screening may be required, in each case consistent with applicable law.

2. DATA AND PROPRIETARY RIGHTS.

2.1 Property of ALSTOM. All writings, inventions, improvements and discoveries conceived or reduced to practice by any AAI Employee in the course of providing services to ALSTOM and all writings, inventions, improvements and discoveries conceived or reduced to practice by ALSTOM or any employee, officer, agent or representative of ALSTOM arising out of or in connection with any services provided by any AAI Employee to ALSTOM pursuant to this Agreement shall be and remain the sole and exclusive property of ALSTOM. AAI has disclosed and will promptly disclose all such writings, inventions, improvements and discoveries to ALSTOM in writing, and will do all reasonable things and execute all documents that ALSTOM believes are necessary or appropriate to vest in or assign to ALSTOM all rights, title and interest in and to such writings, inventions, improvements and discoveries, and to procure for ALSTOM and/or to assist ALSTOM to procure at ALSTOM's expense, all trademarks, copyrights or patents covering such writings, inventions, improvements and discoveries in the United States

TRANSITIONAL SERVICES AGREEMENT

or its commonwealths, territories or possessions, or internationally, as directed by ALSTOM. ALSTOM shall have no obligation to file any patent application or to enforce any patent issued on any writing, invention, improvement or discovery which may result out of either party's performance under this Agreement.

2.2 No Disclosure. Except as required by ALSTOM in the performance of the services by an AAI Employee or as otherwise authorized in writing by ALSTOM, AAI has not used, published, disseminated or disclosed and shall not use, publish, disseminate or disclose any information of ALSTOM or any affiliate of ALSTOM that ALSTOM reasonably determines to be confidential, proprietary or trade secret information including, but not limited to, any and all technical and engineering data, models, know-how, designs, drawings, inventions, improvements, discoveries and intellectual property and any writings or other information; and any information relating to the business or any contracts or agreements of ALSTOM or any affiliate of ALSTOM including, but not limited to, marketing data, business plans or forecasts, customers or prospects, pricing data and financial information and data;, provided, however any information which is generally known to the public shall not be subject to the restrictions herein; and provided further, AAI may disclose any information as required by law, after providing ALSTOM with advance notice thereof and the opportunity to dispute the request or to protect the information requested, in which case ALSTOM agrees not to unduly delay such process.

2.3 Delivery of Materials. AAI shall deliver to ALSTOM all writings, summaries and excerpts (and copies thereof) resulting from, relating to, or obtained in connection with, services performed for or on behalf of ALSTOM hereunder promptly upon the creation of such writings, summaries and excerpts. AAI shall not deliver any such writings, summaries and excerpts to any other person or entity, and no such writings, summaries and excerpts shall be published (or caused to be published) without the prior written consent of ALSTOM, except as required by law.


3. COMPENSATION FOR AAI SERVICES.

The sums to be paid by ALSTOM comprise full and adequate compensation for the services provided hereunder by AAI, and is the exclusive remuneration to be received for such services unless otherwise accepted and approved in writing by both parties. All AAI Employees shall be on the payroll of AAI throughout the term of this Agreement, and AAI shall be responsible for the payment of all their wages and benefits.

ALSTOM shall compensate AAI as follows:

3.1 Costs. For costs that are summarized (by program) on the Project Fiscal Reports ("PFR's"), which have been incurred by AAI in the ordinary course of business for the period for which payment is sought, which are the following: the AAI Employee labor costs expended in performance of the respective programs (categories below account numbers 9.120, and

TRANSITIONAL SERVICES AGREEMENT

employees who normally charge their time to an indirect account who have recorded their actual time in performing under this Agreement) (excluding costs of incentive payments that may have been payable to AAI Employees on or before the Commencement Date, and excluding any such payments post-Commencement Date unless authorized by ALSTOM in writing); and other direct costs (account numbers
9.120 until 9.149 )(including, but not limited to travel, which shall be billed at the per diem rates established by the Federal Travel Regulations in effect at the time of the travel); which shall include only those categories of cost that are consistent with AAI past practices. Backup for all entries made on the PFR submitted (including time cards submitted by AAI employees, summarizing the date or dates work was performed and the number of hours rendered and expense reports) shall be made available by AAI for ALSTOM's review or audit, upon request.

3.2 Mark-up. AAI shall be compensated for any additional costs by a mark-up applied to the costs set forth in Section 3.1, at a rate of ten percent (10 %).

3.3. Invoices/Payment Terms. AAI shall submit invoices to ALSTOM promptly following the end of its employees' payment cycle. Payment shall be due and payable in full, by wire transfer to an account to be designated by AAI, within fifteen (15) days from ALSTOM's receipt of AAI's invoice.

3.4 Travel. AAI agrees to comply with ALSTOM rules and regulations regarding travel that may be required in connection with the services being provided by AAI Employees. Travel does not include commuting between AAI Employees' domicile and the Leased Facility..

4. WORKERS COMPENSATION.

4.1 Workers' Compensation Insurance. AAI understands, acknowledges and agrees it will make any required contributions or obtain workers' compensation insurance for all AAI Employees. AAI shall maintain copies of such policies or endorsements on file for a period of not less than five (5) years after completion of the work for ALSTOM, which shall be provided to ALSTOM upon request. AAI agrees to hold harmless and indemnify ALSTOM for any losses, liabilities, damages and claims, and all reasonable costs and expenses related thereto (including any and all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties) ("Losses") that may be payable as a result of AAI's failure to comply with this
Section 4.1 or any other federal, state or local law, rule or regulation arising out of AAI's failure to provide for statutory workers compensation insurance for AAI Employees. ALSTOM shall not pay any fines, penalties or other charges that may be payable as a result of AAI's failure to comply with any such federal, state or local law, rule or regulation. To the extent that any such amounts are assessed against ALSTOM under any such law, AAI acknowledges and agrees that ALSTOM has the unilateral right, in its discretion, to obtain reimbursement of such amounts from AAI or to offset such amounts against any payments due and payable to AAI pursuant to this Agreement.

TRANSITIONAL SERVICES AGREEMENT

4.2 Disclaimer of ALSTOM Benefits. AAI, on behalf of itself its employees, officers, directors, agents, representatives, affiliates, predecessors, successors and assigns, hereby disclaims entitlement from ALSTOM to any and all compensation (except as provided in Article 3), retirement or pension benefits, health and/or welfare benefits, insurance or any other compensation or benefits regardless of form, which might be deemed due and/or payable by AAI by federal, state or local statute or otherwise in connection with the provision of services by AAI Employees under this Agreement. AAI further understands and acknowledges and agrees that, as a subcontractor to ALSTOM, AAI and AAI Employees are not covered by ALSTOM's workers' compensation entitlement or insurance and AAI Employees, officers, directors, agents, representatives, affiliates, predecessors, successors and assigns (except as required by applicable law) will not be entitled to claim or receive any workers' compensation benefits from ALSTOM based on or arising out of any event that has occurred or may occur during the term of this Agreement. AAI agrees to hold harmless and indemnify ALSTOM for any Losses of ALSTOM relating to this Section 4.2.

5. INSURANCE OF AAI

AAI understands, acknowledges and agrees that, except as provided in Article 7 below, ALSTOM has not and will not provide any insurance coverage for AAI Employees or for the benefit of AAI and its officers, directors, agents, representatives, affiliates, predecessors, successors and assigns. AAI shall maintain insurance coverage in the minimum amounts described in this Article 5 (on the basis of claims that accrued during the performance of this Agreement) during the term of this Agreement.

5.1 Workers Compensation and Employer's Liability insurance in full compliance with the laws of any state or country of jurisdiction in which the work is to be performed or the state or country of hire (whichever is applicable). The insurance policy shall be endorsed to provide that the insurers and underwriters waive their right of subrogation against indemnified parties and shall include an alternate employer's endorsement. The limits of liability of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence.

5.2 Commercial General Liability (Occurrence) insurance, which shall include coverage for premises and operations, products and completed operations, contractual liability, broad form property damage and personal injury liability. The insurance policy shall be endorsed to provide that the insurers and underwriters waive their right of subrogation against indemnified parties and adds ALSTOM as an additional insured including duty to defend. Territorial limits of the policy shall include the areas in which the work is to be performed. The limits of liability of such insurance shall be not less than One Million Dollars ($1,000,000) per occurrence.

5.3 Automobile Liability insurance shall cover all owned, hired, and non-owned automobiles used in the performance of this Agreement. The insurance policy shall be endorsed to provide that the insurers and underwriters waive their right of subrogation against indemnified parties and

TRANSITIONAL SERVICES AGREEMENT

adds ALSTOM as an additional insured. The limits of liability of such insurance shall be not less than One Million Dollars ($1,000,000) per occurrence.

6. INDEMNIFICATION.

6.1 Indemnification by ALSTOM. ALSTOM agrees that it shall indemnify defend, and hold harmless AAI, its officers, agents, successors and assigns from any and all Losses (a) based upon, connected with or arising out of ALSTOM's supervision or direction of (or failure to supervise and direct) AAI Employees' performance under this Agreement, excluding Losses based upon, connected with or arising from the negligence or willful misconduct of AAI Employees and (b) arising by virtue of any breach by ALSTOM of any representation, warranty, agreement or covenant of ALSTOM under this Agreement.

6.2 Identification by AAI. AAI agrees that it shall indemnify, defend and hold harmless ALSTOM, its employees, officers, agents, successors and assigns from and against all Losses (a) caused by or resulting from ALSTOM's presence at AAI's facilities; provided that ALSTOM's employees work in compliance with AAI's and ALSTOM's safety policies and procedures, (b) arising by virtue of any breach by AAI of any representation, warranty, agreement or covenant of AAI under this Agreement; (c) in respect of the employees listed on Exhibit A who are not AAI Employees, (d) in respect of employment matters and the employment relationship between AAI and the AAI Employees (and solely in respect of such) to the extent attributable to an act, omission, event or condition occurring or existing prior to the Commencement Date and (e) based upon, connected with or arising from the negligence or willful misconduct of AAI Employees, excluding Losses based upon, connected with or arising from the negligence or willful misconduct of ALSTOM.

6.3 Procedures for Indemnification. All claims by ALSTOM or AAI under Sections
6.2 or 6.3 of this Agreement shall be made in accordance with the provisions of
Section 8.4 of the Master Agreement, which provision is incorporated into this Agreement by reference pursuant to Section 9.2 herein.

7. LICENSE TO USE FACILITY.

7.1 Grant of License. Subject to the terms and conditions of the lease agreement (if any) between AAI and the facility landlord, and subject to any security or safety policies and procedures (including visitor access procedures) established by AAI for such facilities (each of which AAI shall provide to ALSTOM), AAI grants ALSTOM an irrevocable (except as provided in Section 7.2), non-exclusive license to use, for performance of the Assigned Contracts (as such term is defined in the Master Agreement), that certain manufacturing/warehouse space located in the particular Bays of the facility known as 300 Clubhouse Lane, as indicated on Exhibit C-1, made a part hereof by this reference, and that certain portion of manufacturing/warehouse space located in Building 111 of the AAI facility located on Industry Lane, as indicated on Exhibit C-2, made a part hereof by this reference, together with the non-exclusive use of existing bathroom

TRANSITIONAL SERVICES AGREEMENT

and canteen facilities, and the use of associated utilities and fixtures in place as of the Commencement Date (the "Licensed Areas"). AAI shall designate the entry and exit doorways for ALSTOM. The Licensed Areas shall include non-assigned, non-exclusive parking in the main parking areas for each facility, as indicated on Exhibits C-1 and C-2. 7.2 No Lease; Termination of License. The parties hereto acknowledge that this License is in lieu of, and shall not be construed as a Lease for the described Licensed Areas. No rights are intended for either party under landlord/tenant laws or regulations. This License shall terminate upon the earliest to occur of the following: (a) the expiration of this Agreement in accordance with Section 9.1, (b) the mutual agreement of the parties (currently anticipated to be the point in time that ALSTOM shall no longer have need of the Licensed Areas), it being understood that the provisions herein relating to the AAI Employees may continue to be in force in such case,
(c) the expiration of the fifth business day following receipt by ALSTOM of written notice from AAI of its breach of this Agreement if ALSTOM shall not have commenced action to cure such breach during such five-business day period and
(d) the expiration of the tenth (10th) business day following receipt by ALSTOM of written notice from AAI of its breach of this Agreement if ALSTOM shall have commenced action to cure such breach and such cure not be fully implemented and successful in remedying the matter within ten (10) business days of such notice from AAI. Upon termination of the License, all of ALSTOM's rights in and to said Licensed Areas shall cease and terminate.

7.3 Indemnification for Licensed Areas. Each party agrees to indemnify, defend, and hold harmless the other party, its respective employees, officers, agents, successors and assigns, from and against any and all Losses caused or resulting from the use of said Licensed Areas during the term of this Agreement by such first party, its employees, officers, agents, invitees, successors and assigns, save and except to the extent that such Losses are solely attributable to the acts, omissions, negligence or willful misconduct of the indemnified party. ALSTOM and AAI respectively, while the other party's employees are at the first party's site, shall provide for (a) reasonable private office space, including desks, telephones, and access to copiers and telephone lines, at the expense of the party providing the services, and (b) other special requirements at the expense of the party receiving such services. Such use shall be only for reasonable business use only during the times for which work is taking place. This License shall not be recorded among any public records.

7.4 No Interference; Compliance with Laws. During the term of the Licence, AAI shall not cause any unreasonable interference with or material adverse effect upon ALSTOM's use of the Licensed Areas for the purposes permitted hereunder. AAI represents that, as of the date hereof, the Licensed Areas comply in all material respects with all applicable laws and covenants that it shall, at its cost and expense, carry out any work necessary to ensure that the Licensed Areas comply in all material respects with applicable laws during the term of the License (including, without limitation, applicable building codes) and correct any material deficiencies in the Licensed Areas or any part thereof not caused or contributed to by the acts or omissions of ALSTOM. AAI represents that it has valid, binding and enforceable rights to, and is in compliance with, all Permits (as such term in defined in the Master Agreement). No event has

TRANSITIONAL SERVICES AGREEMENT

occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any such Permits, which modifications or terminations would have in the aggregate a Material Adverse Effect (as such term is defined in the Master Agreement).

8. INSURANCE OF ALSTOM.

ALSTOM understands, acknowledges and agrees that, except as provided in Article 5 above, AAI has not and will not provide any insurance coverage for ALSTOM's employees or for the benefit of ALSTOM and its officers, directors, agents, representatives, affiliates, predecessors, successors and assigns. ALSTOM further understands, acknowledges and agrees that ALSTOM and ALSTOM's employees are not covered by AAI's workers' compensation entitlement or insurance and ALSTOM employees, officers, directors, agents, representatives, affiliates, predecessors, successors and assigns will not be entitled to claim or receive any workers' compensation benefits from AAI based on or arising out of any event that has occurred or may occur during the term of this Agreement. ALSTOM shall maintain insurance coverage in the minimum amounts described below (on the basis of claims that accrued during the performance of this Agreement) during the term of this Agreement. Certificates of insurance for the coverage indicated below shall be provided to AAI prior to use of the Licensed Areas by ALSTOM, showing the minimum insurance as required below and providing that the insurer provide AAI at least thirty (30) days' written notice prior to any material policy coverage change or cancellation.

8.1 ALSTOM's Workers Compensation Insurance. ALSTOM shall maintain Workers Compensation and Employer's Liability insurance in full compliance with the laws of any state or country of jurisdiction in which the work is to be performed or the state or country of hire (whichever is applicable). The insurance policy shall be endorsed to provide that the insurers and underwriters waive their right of subrogation against indemnified parties and shall include an alternate employer's endorsement. The limits of liability of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence.

8.2 Commercial General Liability Insurance. ALSTOM shall maintain Commercial General Liability (Occurrence) insurance, which shall include coverage for premises and operations, products and completed operations, contractual liability, broad form property damage and personal injury liability. The insurance policy shall be endorsed to provide that the insurers and underwriters waive their right of subrogation against indemnified parties and add AAI as an additional insured including duty to defend. Territorial limits of the policy shall include the areas in which the work is to be performed. The limits of liability of such insurance shall be not less than One Million Dollars ($1,000,000) per occurrence.

8.3 Automobile Liability Insurance. ALSTOM shall maintain Automobile Liability insurance to cover all owned, hired, and non-owned automobiles used in the performance of this Agreement. The insurance policy shall be endorsed to provide that the insurers and underwriters waive their right of subrogation against indemnified parties and adds AAI as an additional

TRANSITIONAL SERVICES AGREEMENT

insured. The limits of liability of such insurance shall be not less than One Million Dollars ($1,000,000) per occurrence.

9. SAFETY PRECAUTIONS AND COMPLIANCE WITH PROCEDURES.

9.1 ALSTOM's Safety Policies. AAI Employees shall act at all times in accordance with ALSTOM's safety policies and procedures, and all laws, regulations, or rules pertaining to it and them, whether they shall provide services at the Licenced Areas or the ALSTOM Facilities. Certain work may require the use of personal protective equipment such as vision and hearing protection. If any AAI Employee is working in an area where the use of personal protective equipment is required by ALSTOM, AAI Employees will be required to comply with such provision. ALSTOM shall have the right, with written notice to AAI, to require any AAI Employee who fails to comply with all provisions contained herein to withdraw from the Licensed Areas or from the ALSTOM Facility.

9.2 AAI's Safety Policies. AAI shall provide ALSTOM AAI's safety and security policies for the Licensed Areas, including any security restrictions imposed in compliance with Department of Defense requirements. ALSTOM and ALSTOM's employees shall act in accordance with ALSTOM's safety program for the Licensed Areas, as well as any additional requirements that may be imposed by AAI's safety and security policies, and shall be compliant with all laws, regulations and rules pertaining to it and them while at the Licensed Areas, in order to protect the interests of AAI (including, without limitation, security restrictions imposed in compliance with Department of Defense requirements.) AAI shall have the right, with written notice to ALSTOM, to require any ALSTOM employee, officer, agent, director or representative who fails to comply with all provisions contained herein to withdraw from the Licensed Areas.

9.3 Hazardous Substances. For any chemical substances, requested to be delivered by ALSTOM to Licensed Areas, listed on the NIOCH Registry, and other chemicals or substances which have yielded evidence of acute or chronic health hazards in humans, animals, or biological testing, that will be introduced to the Licensed Areas during the term of this Agreement, ALSTOM shall provide to the AAI Safety Officer with a properly completed Material Safety Data Sheet (Form OSHA-20), at least three (3) business days prior to such delivery of chemicals, substances or goods in which the chemicals or substances are incorporated.

9.4 Necessary Precautions; Indemnification. ALSTOM and AAI shall take all necessary precautions to prevent the occurrence of any injury to persons or property during the term of this Agreement, and shall indemnify each other against all Losses which may result, in any way from any act or omission of ALSTOM or AAI, its respective agents, employees, or subcontractors except to the extent that such injury or damage to property is due solely and directly to negligence of the indemnified party's employees.

TRANSITIONAL SERVICES AGREEMENT

10. GENERAL.

10.1 Agreement Term, Survival. The term of this Agreement shall be for a period of six (6) months, commencing on the date of this Agreement. Thereafter, this Agreement may be extended in writing by written agreement of the parties hereto. Notwithstanding anything to the contrary herein, (a) ALSTOM shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to AAI and (b) AAI shall have the right to terminate this Agreement on the third (3rd) business day following notice to ALSTOM that ALSTOM has breached the provisions of Article 3. Notwithstanding the foregoing, the provisions and obligations of Articles/Paragraphs 1.4, 4, 6, 7.3, 9.4, and 10.2 of this Agreement shall survive and continue after its expiration or termination and the provisions and obligations of Article 2 shall survive and continue after the expiration or termination of this Agreement for a period of two years following such expiration or termination.

10.2 Incorporated Provisions. The provisions of the Master Agreement contained in sections 10.3 (Binding Effect; Assignment), 10.5 (No Third Party Beneficiaries), 10.6 (Entire Agreement; Waiver or Modification), 10.8 (Notices),
10.9 (Governing Law), 10.10 (Dispute Resolution), 10.11 (Severability) and 10.15 (Execution) shall apply to this Agreement with such changes as the circumstances require and such provisions are hereby incorporated by reference into this Agreement.

10.3 Non-Exclusivity. Nothing in this Agreement shall be construed as creating a requirements contract or exclusive contract between ALSTOM and AAI. ALSTOM may use entities or agencies other than AAI to retain subcontract workers. ALSTOM may also directly hire its own employees to fulfill its requirements in lieu of using AAI Employees. In no event shall ALSTOM be liable to AAI for loss of anticipatory profits or consequential damages as a result of not using AAI Employees.

TRANSITIONAL SERVICES AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by each of their duly authorized officers as of the respective dates indicated below:

ALSTOM Transportation Inc.                           AAI Corporation


By_______________________________           By_________________________________

Printed Name:  __________________           Printed Name:  ____________________

Title:  _________________________           Title:  ___________________________

TRANSITIONAL SERVICES AGREEMENT

EXHIBIT A

                             Dated __________, 2002

------------------------------------------------------------------------------------------------------------
           NAME      EMPLOYEE       JOB TITLE/      START DATE      EXPECTED       ST BILL      OT BILL
                     NUMBER         ASSIGNMENT                      DURATION       RATE         RATE
------------------------------------------------------------------------------------------------------------
1.                                                                                 $            $
------------------------------------------------------------------------------------------------------------
2.                                                                                 $            $
------------------------------------------------------------------------------------------------------------
3.                                                                                 $            $
------------------------------------------------------------------------------------------------------------
4.                                                                                 $            $
------------------------------------------------------------------------------------------------------------
5.                                                                                 $            $
------------------------------------------------------------------------------------------------------------
6.                                                                                 $            $
------------------------------------------------------------------------------------------------------------
7.                                                                                 $            $
------------------------------------------------------------------------------------------------------------
8.                                                                                 $            $
------------------------------------------------------------------------------------------------------------
9.                                                                                 $            $
------------------------------------------------------------------------------------------------------------
10.                                                                                $            $
------------------------------------------------------------------------------------------------------------
11.                                                                                $            $
------------------------------------------------------------------------------------------------------------
12.                                                                                $            $
------------------------------------------------------------------------------------------------------------
13.                                                                                $            $
------------------------------------------------------------------------------------------------------------
14.                                                                                $            $
------------------------------------------------------------------------------------------------------------
15.                                                                                $            $
------------------------------------------------------------------------------------------------------------
16.                                                                                $            $
------------------------------------------------------------------------------------------------------------
17.                                                                                $            $
------------------------------------------------------------------------------------------------------------
18.                                                                                $            $
------------------------------------------------------------------------------------------------------------
19.                                                                                $            $
------------------------------------------------------------------------------------------------------------
20.                                                                                $            $
------------------------------------------------------------------------------------------------------------
21.                                                                                $            $
------------------------------------------------------------------------------------------------------------
22.                                                                                $            $
------------------------------------------------------------------------------------------------------------
23.                                                                                $            $
------------------------------------------------------------------------------------------------------------
24.                                                                                $            $
------------------------------------------------------------------------------------------------------------
25.                                                                                $            $
------------------------------------------------------------------------------------------------------------
26.                                                                                $            $
------------------------------------------------------------------------------------------------------------
27.                                                                                $            $
------------------------------------------------------------------------------------------------------------
28.                                                                                $            $
------------------------------------------------------------------------------------------------------------
29.                                                                                $            $
------------------------------------------------------------------------------------------------------------
30.                                                                                $            $
------------------------------------------------------------------------------------------------------------
31.                                                                                $            $
------------------------------------------------------------------------------------------------------------

For non-exempt employees, the agreed-upon rate shall be one and one-half times the hourly rate for any overtime period. Overtime is defined as any time exceeding forty (40) hours worked within seven (7) consecutive days. Holiday pay will not be paid unless ALSTOM requires AAI Employee to work on a holiday that is recognized by AAI. In such event, the rate of pay will be one and a half times the AAI Employee's regular hourly pay for the hours actually worked.

Exempt AAI Employees, such as Plant Management, Field and Manufacturing Engineering staff, as well as other AAI Employees with positions classified as exempt from overtime pay, will be billed to ALSTOM on the basis of the hours spent actually spent performing tasks as directed by ALSTOM, subject to a maximum hours per day of eight and per week of forty (40).


ACCEPTED:
           -----------------------     -------------------     ------------
           ALSTOM Corporation          Title:                  Date:



           -----------------------     -------------------     ------------
           AAI Corporation             Title:                  Date: